UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

CVR Energy, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☑    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

To the Stockholders of CVR Energy, Inc.:

On behalf of our Board of Directors and management team, I am pleased to invite you to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of CVR Energy, Inc. on Thursday, June 4, 2026, at 10:00 a.m. (Central Daylight Time).

As the first Annual Meeting since I assumed the role of President and Chief Executive Officer of CVR Energy on January 1, I look forward to discussing with you our governance and compensation processes during the Annual Meeting, as well as our focus for 2026 and beyond. We are proud to help deliver to our customers and communities affordable, abundant and secure energy and food, and will continue our steadfast focus on safe, reliable execution in all aspects of our businesses.

I encourage you to review this Proxy Statement, as well as the accompanying 2025 Annual Report, to learn more about the Company and to gain valuable information you may need in order to make informed decisions about the matters on which you are being asked to vote. Your vote is important and I hope that you exercise your right to vote your shares.

Thank you for your investment in CVR Energy, Inc. and for your continuing support.

Sincerely,

CVR Energy, Inc.

Mark A. Pytosh
President and Chief Executive Officer

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

When:	Thursday, June 4, 2026, at 10:00 a.m. (Central Daylight Time)
Where:	Virtually via live webcast at www.virtualshareholdermeeting.com/CVI2026
Agenda:
At the Annual Meeting, you will be asked to:
1.Proposal 1: Elect the ten director nominees named in this Proxy Statement, each to serve a one-year term;
2.Proposal 2: Approve, on an advisory basis, our named executive officer compensation;
3.Proposal 3: Ratify the appointment of our independent auditor for the 2026 fiscal year; and
4.Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Who Can Vote:	Stockholders of record as of the close of business on Monday, April 6, 2026.
How to Vote:	Your vote is important! Even if you plan to attend the virtual Annual Meeting, it is important you vote as soon as possible using one of the following methods:

	Via the Internet: Follow the instructions in the Notice or proxy card.	Call Toll-Free: Call the toll-free number on your proxy card.	Mail Signed Proxy Card: Follow the instructions on your proxy card.
How to Request Materials:
Our proxy materials, including our Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”), will be available to stockholders free of charge online at www.proxyvote.com beginning on or about April 21, 2026, or by other methods set forth in this Proxy Statement.

By Order of the Board of Directors,
CVR Energy, Inc.

Melissa M. Buhrig
Executive Vice President, General Counsel and Secretary

Sugar Land, Texas

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
The Proxy Statement and the 2025 Annual Report are available at www.proxyvote.com

PROXY STATEMENT FOR CVR ENERGY, INC.
2026 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This is only a summary and may not contain all of the information that is important to you or that you should consider before voting. Please review this Proxy Statement in full, as well as our 2025 Annual Report.

2026 Meeting Information

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of CVR Energy, Inc. (“CVR Energy” or the “Company”) of proxies to be voted at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”), and at any adjournments or postponements thereof. This Proxy Statement and the enclosed proxy card are being first made available to stockholders of record on or about April 21, 2026.

Date:	June 4, 2026
Time:	10:00 a.m. (Central Daylight Time)
Virtual Location:	Via live webcast at: www.virtualshareholdermeeting.com/CVI2026
Record Date:	April 6, 2026
Voting:	Only holders of record of CVR Energy, Inc.’s common stock as of the Record Date (April 6, 2026) will be entitled to notice and to vote.
How to Attend:	By entering, at the website above, the control number, which may be found on the Notice of Internet Availability of Proxy Materials sent to you.

Matters to be Voted Upon

In addition to the proposals listed below, stockholders will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Each proxy will be voted as specified by the stockholder. Any duly executed proxy not specifying to the contrary will be voted in accordance with the Board’s recommendations, listed below.

Proposals		Board Recommendation	Page Reference
Proposal 1.	Elect Ten Director Nominees	FOR ALL nominees	19
Proposal 2.	Approve, on an advisory basis, our Named Executive Officer Compensation	FOR	52
Proposal 3.	Ratify the Appointment of our Independent Auditor for 2026	FOR	55

About CVR Energy, Inc.

Headquartered in Sugar Land, Texas, CVR Energy, Inc. (herein, “CVR Energy”, the “Company”, “us”, “we” and “our” as the context may require) is a diversified holding company primarily engaged in the petroleum refining and marketing industry, as well as in the nitrogen fertilizer manufacturing industry through its interest in CVR Partners, LP (“CVR Partners”), a publicly traded limited partnership. As of April 17, 2026, subsidiaries of CVR Energy serve as the general partner of and own approximately 37 percent of the common units of CVR Partners. Icahn Enterprises L.P. and its affiliates (“IEP”) own approximately 71 percent of CVR Energy’s outstanding common stock.

Mission and Core Values

During 2025, we continued our Mission of being a top-tier North American petroleum refining, and nitrogen-based fertilizer company as measured by safe and reliable operations, superior performance, and profitable growth.

Our core Values are driven by our people, inform the way we do business each and every day, and enhance our ability to accomplish our mission and related strategic objectives.

Safety
We always put safety first. The protection of our employees, contractors and communities is paramount. We have an unwavering commitment to safety above all else. If it’s not safe, then we don’t do it.

Environment
We care for our environment. Complying with all regulations and minimizing any environmental impact from our operations is essential. We understand our obligation to the environment and that it’s our duty to protect it.

Integrity We require high business ethics. We comply with the law and practice sound corporate governance. We only conduct business one way—the right way with integrity.

Corporate Citizenship
We are proud members of the communities where we operate. We are good neighbors and know that it’s a privilege we can’t take for granted. We seek to make a positive economic and social impact through our financial donations and the contributions of time, knowledge, and talent of our employees to the places where we live and work.

Continuous Improvement
We believe in both individual and team success. We foster accountability under a performance-driven culture that supports creative thinking, teamwork, diversity, and personal development so that employees can realize their maximum potential. We use defined work practices for consistency, efficiency, and to create value across the organization.

CVR Energy Highlights

Governance
✓All directors elected annually
✓Risk oversight by full Board & its committees
✓Board oversight of cybersecurity matters
✓Annual Board and committee self-evaluations
✓Separate Chairperson and CEO roles
✓Independent directors meet periodically in executive session

Environmental, Health & Safety
✓Safety and Environment are Core Values
✓Two voluntary nitrous oxide abatement projects registered with the Climate Action Reserve
✓Carbon oxide capture activities

Executive Compensation
✓Alignment of executive compensation with Company performance
✓Executive compensation tied to financial and non-financial performance including environmental, health & safety performance
✓Majority of executive compensation is at-risk
✓Clawback Policy, as well as clawback provisions in our long-term incentive awards and performance-based bonus plans
✓Double trigger vesting of awards upon a change in control
✓Limited perquisites and personal benefits
✓No guaranteed minimum bonus or long-term incentive awards
✓Policy prohibiting executives from hedging or pledging our securities

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY MATERIALS
We are providing this Proxy Statement and related materials because our Board is soliciting your proxy to vote your shares at the 2026 Annual Meeting of Stockholders to be held on Thursday, June 4, 2026, beginning at 10:00 a.m. (Central Daylight Time) virtually at www.virtualshareholdermeeting.com/CVI2026 and at any adjournments or postponements thereof. This Proxy Statement and the enclosed proxy card are being first made available to stockholders of record on or about April 21, 2026. All stockholders are invited to attend the online virtual Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Stockholders to be Held on June 4, 2026:

This Proxy Statement and our 2025 Annual Report are available online at www.proxyvote.com.

What matters will be voted on, how does the Board recommend I vote, and what is required to approve each matter?
The three matters scheduled to be voted on at the Annual Meeting, the recommendations of the Board, and the approval required for each matter are listed below:

Proposals	Board Recommendation	Page Reference	Requirement to Approve
Proposal 1: Elect Ten Director Nominees	FOR ALL nominees	19
Affirmative vote of the holders of a plurality of the stock having the voting power present in person (virtually) or represented by proxy (in other words, the ten nominees who receive the most votes “FOR” their election will be elected).

Proposal 2: Approve, on an advisory basis, our Named Executive Officer Compensation	FOR	52
Affirmative vote of the holders of a majority of the stock having the voting power present in person (virtually) or represented by proxy. However, the vote is non-binding, and CVR Energy will not be required to take any action as a result of the outcome of the vote.

Proposal 3: Ratify the Appointment of our Independent Auditor for 2026	FOR	55	Affirmative vote of the holders of a majority of the stock having the voting power present in person (virtually) or represented by proxy.

In addition to these matters, stockholders will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

How do I vote?
If you were a stockholder of record at the close of business on the Record Date, April 6, 2026 (the “Record Date”), you can vote your shares by any one of the following methods:
•Before the Annual Meeting:
◦Via the internet, by visiting www.proxyvote.com and entering your control number;
◦By telephone at 1-800-690-6903 and providing your control number; or
◦By signing and returning your proxy card by mail, if you received a paper copy of the proxy materials.
•During the Annual Meeting:
◦By participating in the Annual Meeting and voting online during the Annual Meeting at www.virtualshareholdermeeting.com/CVI2026.

If you were a beneficial owner at the close of business on the Record Date, you will be sent separate voting instructions from your broker, bank, or other nominee explaining how to vote your shares. Beneficial owners who wish to vote during our online Annual Meeting must ask the broker, bank, or other nominee that holds their shares to provide them with a legal proxy to vote such shares.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone or via the internet will not affect your right to attend the Annual Meeting and vote online during the Annual Meeting.

Why did I receive the Notice? How do I request a paper copy of the proxy materials and 2025 Annual Report?
Pursuant to rules adopted by the SEC, the Company has elected to provide its proxy materials over the internet. Accordingly, we have sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date, April 6, 2026. All stockholders may access the proxy materials on the website referred to in the Notice: www.proxyvote.com. Our 2025 Annual Report and other periodic filings with the SEC are also available at the SEC’s website at www.SEC.gov or at www.CVREnergy.com under the heading “Investor Relations” and the subheading “SEC Filings.” Unless specifically stated herein, documents and information on our website are not incorporated by reference in this Proxy Statement.

Stockholders may request a paper copy of our proxy materials and 2025 Annual Report free of charge by:
•Requesting online at www.proxyvote.com;
•Calling 1-800-579-1639;
•Sending an email to sendmaterial@proxyvote.com including your control number; or
•Writing to Melissa M. Buhrig, Secretary, at the Company’s corporate headquarters located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

Please make the request as instructed above on or before May 21, 2026, to facilitate timely delivery. While stockholders may request to receive paper copies of proxy materials on an ongoing basis, the Company encourages stockholders to access the proxy materials online to help reduce the costs the Company incurs in printing and mailing paper copies of the proxy materials and 2025 Annual Report.

What is a Proxy Statement?
A Proxy Statement is a document that the SEC requires us to give you when we solicit your proxy to vote your shares on your behalf. A proxy is your legal designation of another person to vote the stock you own. When you vote online, by telephone or by signing, dating and returning your proxy card, you designate two of our officers as your proxies at the Annual Meeting. These two officers are Dane J. Neumann, our Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary, and Melissa M. Buhrig, our Executive Vice President, General Counsel and Secretary, each with full power to act without the other and with full power of substitution.

Who is entitled to vote?
Holders of CVR Energy common stock at the close of business on the Record Date, April 6, 2026, are entitled to receive the Notice and to vote their shares at the Annual Meeting and any adjournments or postponements thereof. Each share of CVR Energy common stock is entitled to one vote. A list of stockholders of record will be available for inspection during normal business hours for ten days preceding the Annual Meeting at our corporate headquarters located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479 and electronically during the Annual Meeting at www.proxyvote.com when you enter your control number. On the Record Date, there were 100,530,599 shares of CVR Energy common stock outstanding. CVR Energy common stock is our only class of voting stock issued and outstanding.

What is the difference between a stockholder of record and a beneficial owner?
If your shares are registered directly in your name with CVR Energy’s transfer agent, Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company), you are considered a “stockholder of record” with respect to those shares. If your shares are held in a stock brokerage account, by a bank, or other nominee, you are considered a “beneficial owner” with respect to those shares, which shares are sometimes referred to as being held “in street name,” and access to our proxy materials is being provided to you by your broker, bank, or other nominee who is considered the stockholder of record with respect to those shares.

Can I revoke or change my vote?
You can change or revoke your proxy before it is voted at the Annual Meeting in one of the following ways:
•Timely delivering a valid, later-dated proxy or a later-dated vote by telephone;
•Timely delivering written notice of revocation to the Company’s Secretary at the address above; or
•Attending the Annual Meeting online and voting online during the Annual Meeting.

If you are a beneficial owner of shares but not the stockholder of record, you may submit new voting instructions by contacting your broker, bank, or other nominee. You may also vote at the Annual Meeting if you obtain a legal proxy as described in the answer to the question “How do I vote?” above. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I attend the virtual Annual Meeting?
The Annual Meeting will be held entirely online, as permitted by Delaware law and our By-Laws. There will be no physical location at which stockholders may attend the Annual Meeting. Stockholders who wish to attend the Annual Meeting should go to www.virtualshareholdermeeting.com/CVI2026 at least ten minutes before the beginning of the Annual Meeting to register their participation and complete the verification procedures to confirm that they were stockholders of record (or a duly authorized proxy holder of a stockholders of record) as of the Record Date, April 6, 2026. Stockholders who participate in the virtual Annual Meeting will be deemed to be present in person and will be able to vote during the Annual Meeting at the time the polls are open. Stockholders of record (or a duly authorized proxy holder of a stockholder of record) will need to provide their control number to verify their identity and gain access to the Annual Meeting.

How do I submit a question at the Annual Meeting?
Stockholders who are admitted to the Annual Meeting at www.virtualshareholdermeeting.com/CVI2026 after providing their control number are permitted to submit questions electronically by following the instructions on the virtual meeting platform. Stockholders may raise any questions not answered during the Annual Meeting (such as questions raising matters of individual concern and not of general concern to all stockholders) after the Annual Meeting by contacting Investor Relations by phone at (281) 207-3205 or email at investorrelations@cvrenergy.com.

What if during the check-in time or during the Annual Meeting, I have technical difficulties or trouble accessing the live webcast?
If you encounter any difficulties accessing the live webcast during the check-in or meeting, please call the technical support number that will be posted on the Annual Meeting log-in page at www.virtualshareholdermeeting.com/CVI2026.

What quorum is required to hold the Annual Meeting?
Under our By-Laws, the presence, in person (virtually) or by proxy, of the stockholders holding a majority of the shares of the Company entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, withheld votes and “broker non-votes” are counted for purposes of determining whether a quorum exists. Although not expected, if a quorum is not present or represented, a majority in interest of stockholders entitled to vote at the Annual Meeting, present in person (virtually) or represented by proxy, shall have the power to adjourn the Annual Meeting from time to time, without notice other than announcement at the Annual Meeting, until a quorum is present or represented by proxy.

How are votes counted?
For Proposal 1 (Elect Ten Director Nominees), your vote may be cast “FOR ALL” of the nominees, “WITHHOLD ALL” of the nominees, or your vote may be “FOR ALL EXCEPT” with respect to one or more of the nominees. If you withhold your vote with respect to any nominee, your vote will have no effect on the election of such nominee.

For all other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN” from voting with respect to Proposals 2 and 3, it has the same effect as a vote “AGAINST” the proposal. If you sign your voting instruction form with no further instructions and you are a stockholder of record as of the Record Date, then your shares will be voted in accordance with the recommendations of our Board. If you sign your proxy card with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

What is the effect of broker non-votes?
Brokers, banks or other nominees holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If they do not receive specific instructions from the beneficial owner, the New York Stock Exchange (“NYSE”) rules govern whether or not the broker, bank or other nominee is permitted to vote on the beneficial owner’s behalf. The NYSE has designated certain categories of proposals as “routine,” and, in the absence of specific instructions from the beneficial owner, brokers, banks and other nominees are permitted to vote on routine matters at their discretion. In contrast, in the absence of specific instructions from the beneficial owner, brokers, banks and other nominees are prohibited from voting on any matter deemed “non-routine,” which results in a “broker non-vote” for such proposal. Proposal 3 (Ratify the Appointment of Our Independent Auditor for 2026) is considered routine and, therefore, no broker non-votes are expected for this proposal. Your broker, bank, or other nominee will not be permitted to exercise discretion to vote your shares for Proposal 1 (Elect Ten Director Nominees) or Proposal 2 (Advisory Approval of Named Executive Officer Compensation), all of which are considered non-routine. Directors are elected by a plurality vote and, therefore, shares subject to a broker non-vote with respect to the election of directors will have no effect on the election of nominees. Shares subject to a broker non-vote with respect to Proposal 2 (Advisory Approval of Named Executive Officer Compensation) will have no effect on the approval of such proposal.

How are proxies solicited and who pays the cost of solicitation?
Proxies may be solicited by or on behalf of the Company by our directors, officers, employees or other agents by telephone, by fax, by other electronic means of communication (through electronic mail and the Company’s webpage), or in person. We will bear all costs of solicitation. Upon request, we will reimburse brokers, banks, and other nominees for the expenses they incur in forwarding the proxy materials to you. We have not engaged an outside solicitation firm in connection with the solicitation of proxies at this year’s Annual Meeting.

Where can I find the voting results?
We will publish voting results in a Current Report on Form 8-K (“Form 8-K”) that we will file with the SEC within four business days following the Annual Meeting. If on the date of this filing the inspector of election for the Annual Meeting has not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent amended Form 8-K filing within four business days after the final voting results are known.

Why did I receive only one Notice when there are several stockholders of record at my address?
If you and other residents at your mailing address own shares in street name, your broker, bank, or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank, or other nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank, or other nominee will have sent one copy of the Notice and, if applicable, our 2025 Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank, or other nominee.

If you did not receive an individual copy of the Notice, our 2025 Annual Report, or Proxy Statement, we will send copies to you if you contact us at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, (281) 207-3200, Attention: General Counsel & Secretary or use one of the other methods described in this Proxy Statement. If you and other residents at your address have been receiving multiple copies of the Notice or, if applicable, our 2025 Annual Report or Proxy Statement, and desire to receive only a single copy of these materials, you may contact your broker, bank, or other nominee or contact us at the above address or telephone number.

Whom should I contact if I have any questions about my common stock ownership?
If you are a stockholder of record and have any questions about your ownership of CVR Energy common stock, please contact our transfer agent at: Equiniti Trust Company, LLC or EQ (formerly American Stock Transfer & Trust Company, LLC), 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120, Telephone: (800) 401-1957 (U.S. residents) or (800) 468-9716 (non-U.S. residents), or Website Address: www.equiniti.com. If you are a beneficial owner, holding your shares “in street name,” please contact your broker, bank, or other nominee with questions about your ownership of CVR Energy common stock.

CORPORATE GOVERNANCE

Corporate Governance Framework

Our Corporate Governance Guidelines, Second Amended and Restated By-Laws, and the charters of our Board committees guide our actions and define the primary roles, responsibilities and oversight functions of the Board and its committees. We regularly review and consider, and may make changes to these governance documents in light of the rules, regulations, and standards of the SEC and NYSE, industry best practices, and input from our Board, its committees, and our stockholders.

We have adopted a Code of Ethics and Business Conduct (the “Code”) that applies to all of our directors, officers, and employees, and also includes portions that specifically apply to our Chief Executive Officer, and all finance associates, including the Chief Financial Officer, Principal Accounting Officer, and others performing similar functions. The Code also applies to contractors, suppliers, vendors, consultants, and others who do business on our behalf, to the extent required in their agreements with us and as otherwise permitted by law. The Code strictly prohibits conflicts of interest and any act in support of human rights abuses, including forced labor and human trafficking. Our employees and directors review and acknowledge or receive training on the Code at least annually. We will post on our website or file with the SEC on Form 8-K any amendments to, or waivers from, the Code requiring disclosure under applicable rules within four business days following any such amendment or waiver.

We have adopted an Insider Trading Policy governing the purchase, sale and/or other dispositions of the Company’s securities by the Company and its directors, officers and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. In addition, in order to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the Company, it is the Company’s policy not to engage in transactions in the securities of the Company, CVR Partners or IEP in violation of such laws, rules and regulations. The Company’s Insider Trading Policy was filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

FIND MORE AT WWW.CVRENERGY.COM

The following governance documents are available under the “Investor Relations” heading of our website, by selecting “Corporate Governance.”

◦Code of Ethics and Business Conduct	◦Corporate Governance Guidelines
◦Audit Committee Charter	◦Compensation Committee Charter
◦Nominating and Corporate Governance Committee Charter	◦Environmental, Health & Safety Committee Charter

Printed copies of these documents are also available free of charge upon request to our Secretary via the contact methods indicated earlier in this Proxy Statement.

Board Composition

Our Board is currently comprised of four directors affirmatively determined by the Board to be independent directors under the rules and regulations of the NYSE and the SEC (Jaffrey A. Firestone, Stephen Mongillo, Mark J. Smith, and Julia Heidenreich Voliva), one employee director (Mark A. Pytosh, our President and Chief Executive Officer (“CEO”) who joined the Board effective January 1, 2026), one former employee director (David L. Lamp, who served as our President and Chief Executive Officer until his retirement on December 31, 2025), and four non-management directors who are also employees of IEP or its affiliates (Dustin DeMaria, Robert E. Flint, Brett Icahn, and Colin Kwak). During 2025, Ted Papapostolou, who is an employee of IEP, served on the Board until his resignation for personal reasons on March 31, 2025.

None of our director nominees currently have any family relationship with any other director or any executive officer. The table below sets forth the names and ages of each of the nominees for our Board (each of whom is an existing director) and the month and year they first joined our Board.

Name	Age	Position	Joined Board
Robert E. Flint	48	Director and Chairperson of the Board	March 2025
Dustin DeMaria	36	Director	March 2024
Jaffrey (Jay) A. Firestone	69	Director	April 2020
Brett Icahn	46	Director	August 2025
Colin Kwak	50	Director	March 2025
David L. Lamp	68	Director	January 2018
Stephen Mongillo	64	Director	May 2012
Mark A. Pytosh	61	Director, President and CEO	January 2026
Mark J. Smith	67	Director	March 2024
Julia Heidenreich Voliva	49	Director	May 2024

Detailed descriptions of the backgrounds, experience, and qualifications of our directors can be found in “Proposal 1” (Elect Ten Director Nominees). As required by our Corporate Governance Guidelines, the Board periodically evaluates the composition of the Board, including the skill sets, diversity, leadership qualities, background, and experience of its directors. The Board believes its current structure and composition is best for the Company and its stockholders at this time.

Board Leadership

Our Corporate Governance Guidelines provide the Board with the flexibility to exercise its business judgment to choose the optimal leadership for the Board depending upon the Company’s particular needs and circumstances. The Board is currently led by its Chairperson, Mr. Flint. The Board believes that its leadership structure, which separates the Chairperson and CEO roles, enhances accountability, and is the best structure for the Company at this time. However, the Board recognizes there is no single “right” approach, so the Board maintains the flexibility to make determinations as to the best leadership structure and allocation of responsibilities of the Chairperson and CEO as circumstances warrant. In determining the appropriate leadership structure, the Board considers, among other factors, the current composition and dynamics of the Board and the challenges and opportunities specific to the Company.

Director Qualifications and Nominations

The Board seeks a diverse group of directors who have the experience necessary to create a cohesive and effective Board, including high personal and professional ethics, integrity and values, vision and long-term strategic perspective, experience in similar industries, practical judgment, the ability to devote time to serve on our Board and its committees, and a commitment to representing the long-term interests of all of our stockholders. The Board believes its members should possess a combination of skills, professional experience, and diversity of backgrounds and perspectives necessary to oversee our business.

As a result of IEP’s control of a majority of our outstanding common stock, IEP ultimately controls the election of all of the members of our Board. Consequently, our Board has deemed it appropriate not to maintain a formal policy with respect to the review of potential nominees or to charge the Nominating and Corporate Governance Committee (the “Governance Committee”) with the nomination of directors. However, all of our directors ultimately participate in the review and appointment of nominees to our Board. In 2026, the Board reviewed the qualifications, skills, backgrounds, and experience of our directors and Director Nominees, both individually and in the broader context of the Board’s overall composition and our current and anticipated future needs, as well as the vote of our stockholders from our 2025 Annual Meeting, in which stockholders overwhelmingly voted for each of our 2025 nominees, the majority of whom are nominees for the 2026 Annual Meeting.

The Board may consider candidates recommended by stockholders, as well as candidates recommended by other sources such as other directors or officers, third-party search firms, or other appropriate sources. If a stockholder wishes to recommend a candidate for director for election at the 2027 Annual Meeting of Stockholders, it must follow the procedures described below under “2027 Stockholder Proposals and Director Nominations.”

Director Independence and the “Controlled Company” Exemption

We are a controlled company under the rules of the NYSE and, as a result, we qualify for and rely on exemptions from certain requirements of the NYSE. Under the rules of the NYSE, a listed company is a controlled company when more than 50% of the voting power is held by an individual, a group, or another company. Our Board has determined that we are a controlled company because Carl C. Icahn indirectly controls approximately 70.8% of our outstanding common stock.

Due to our status as a controlled company, we are relying on exemptions from the NYSE rules that require our Board be composed of a majority of independent directors, as defined under the rules of the NYSE. Although not required by the NYSE, the Board does maintain a Compensation Committee and a Governance Committee, which are not (and are not required to be) composed solely of independent directors.

The controlled company exemption does not modify the independence requirements for the Audit Committee. The Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”) and NYSE rules require that our Audit Committee be composed entirely of independent directors. The members of the Audit Committee are Mr. Mongillo, who serves as Chairperson of the committee, Mr. Firestone and Ms. Heidenreich Voliva. All members of the Audit Committee were affirmatively determined by our Board to be “independent” and “financially literate” under the rules and regulations of the NYSE and the SEC applicable to audit committee members under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In addition, Mr. Mongillo was further affirmatively determined to be an “Audit Committee Financial Expert” under the rules and requirements of the NYSE. Although he does not serve on the Audit Committee, Mr. Smith has also been affirmatively determined by our Board to be “independent” under the rules and regulations of the NYSE and the SEC.

Board Oversight and Meetings

The Board oversees the business of the Company, which is conducted by the Company’s officers and employees under the direction of the CEO. The Board performs a number of specific functions either directly or through its committees, including (among others):
•Reviewing, approving, and monitoring financial and business strategies, risks, and major corporate actions;
•Selecting, evaluating, and compensating the CEO and other executive officers of the Company;
•Reviewing the Company’s business results and compliance with its public disclosure obligations; and
•Overseeing the Company’s human capital, environmental and risk management initiatives, including related to cybersecurity risk.

Members of the Board are kept informed about our Company’s business by members of the Company’s management. The full Board is also advised of actions taken by the various committees of our Board at least quarterly. Directors have access to all of our books, records, and reports, and members of management are available at all times to answer their questions. Management also communicates with the various members of our Board on an informal basis, as needed, to effectively oversee the activities of the Company.

Risk Oversight

The Board considers oversight of CVR Energy’s risks and risk management activities to be a responsibility of the entire Board, though the Board also delegates certain risk oversight to certain of its committees which regularly report on such areas of oversight.

Board of Directors Overall responsibility for oversight of Company risks. Delegates responsibility for managing certain risks to its committees with regular reporting.

Audit Committee Risk Oversight Areas	Compensation Committee Risk Oversight Areas	Governance Committee Risk Oversight Areas	EH&S Committee Risk Oversight Areas
Financial exposure, insurance, legal, compliance, financial statements and reporting, and technology and cybersecurity	Compensation and benefits policies and programs, human capital, succession, executive performance, clawback	Corporate governance, Code compliance, Board and committee performance	Environmental, health and safety policies, programs, procedures, regulations, compliance

The Board’s role in risk oversight includes receiving regular reports from management on areas of material risk to the Company or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, cyber, strategic, and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management, and the steps management has taken to monitor and control such exposures, including the periodic review of new and emerging risks. When a report is presented at the committee level, the chairperson of that committee or their designee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of CVR Energy’s annual strategic planning process, which addresses, among other things, long-term risks and opportunities. The Company maintains an Enterprise Risk Committee composed of members of management with responsibility for each risk area of the Company. The Enterprise Risk Committee reports at least quarterly to the Board or its committees, as applicable.

The CEO’s membership on, and collaboration with, the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various businesses and risks. He is available to the Board to address any questions from other directors regarding management’s ability to identify and mitigate risks and weigh them against potential rewards.

Meetings and Attendance

The Board met five times and acted by written consent six times in 2025. Each of the directors who served during 2025 attended at least 75% of the total meetings of the Board and committees on which such director served during their respective tenure. In addition, while we do not have a policy regarding attendance at the annual meeting of stockholders, all director nominees are encouraged to attend the Annual Meeting. In 2025, seven directors attended our virtual annual meeting of stockholders.

To promote open discussion among non-management and independent directors, we schedule regular executive sessions in which our independent directors and non-management directors meet without management participation. While we do not currently have a lead independent director, Mr. Mongillo presides over executive sessions held by our independent and non-management directors. Our independent directors met seven times in executive sessions during 2025.

Committees of the Board

Our Board has five main standing committees: the Audit Committee, the Compensation Committee, the Governance Committee, the Environmental, Health & Safety (“EH&S”) Committee, and the Special Committee. Any standing committee with a written charter reviews the adequacy of such charter periodically or annually, as applicable, in addition to evaluating its performance and reporting to the Board on such evaluation. As noted earlier in this Proxy Statement, the charter for each of these committees (except the Special Committee, which does not have a charter) is posted on our website at www.CVREnergy.com under the heading “Investor Relations” and the subheading “Corporate Governance.” The function of each committee is described in greater detail below.

Audit Committee Met 4 times in 2025 Acted by Written Consent 3 times in 2025 Current Members: Stephen Mongillo, Chairperson (1) Jaffrey A. Firestone (2) Julia Heidenreich Voliva (2)
Primary Responsibilities:
•Oversees and reviews with management, the independent auditor, and internal auditor the integrity of the Company’s financial statements, financial reports, and other financial information
•Oversees and reviews the integrity and adequacy of the Company’s auditing, accounting and financial reporting processes, and systems of internal controls for financial reporting regarding finance, accounting, reporting, and critical accounting policies and practices
•Assists with Board oversight of the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose and financial and related risks
•Oversees and reviews the independence, qualifications, and performance of the Company’s independent auditor including fees related thereto
•Oversees the performance of the Company’s internal audit function, including the budget and staffing thereof
•Reviews and discusses with management potential significant risks to the Company and risk mitigation efforts
•Reviews the Company’s information technology systems and associated risks and controls relating to business continuity, data privacy and cybersecurity, and contingency planning
•Prepares the Audit Committee report that the SEC rules require to be included in the Company’s annual proxy statement

Compensation Committee Met 3 times in 2025 Acted by Written Consent 2 times in 2025 Current Members: (3) Dustin DeMaria, Chairperson Jaffrey A. Firestone (2) Colin Kwak
Primary Responsibilities:
•Reviews, amends, modifies, adopts, and oversees the incentive compensation plans, equity-based compensation plans, qualified retirement plans, health and welfare plans, deferred compensation plans, and any other benefit plans, programs or arrangements sponsored or maintained by the Company
•Evaluates the performance of our executive officers and, in connection therewith, reviews and determines, or recommends to the Board, the annual salary, bonus, equity-based compensation, and other compensation, incentives and benefits of our executive officers (other than compensation and benefits provided by one of its affiliates)
•Reviews and approves any employment, consulting, change-in-control, severance or termination, or other compensation agreements or arrangements with our executive officers
•Reviews and makes recommendations to the Board with respect to the compensation of non-employee directors or any plans or programs relating thereto
•Reviews and discusses the Compensation Committee Report and the Compensation Discussion and Analysis and recommends to the Board their inclusion in the Company’s Proxy Statement
•Assists the Board in assessing any risks to the Company associated with compensation practices and policies
•Oversees and administers the Company’s Policy for the Recovery of Erroneously Awarded Compensation

Governance Committee Met 2 times in 2025 Current Members: (3) Julia Heidenreich Voliva, Chairperson (2) Colin Kwak Stephen Mongillo (1)
Primary Responsibilities:
•Reviews the Company’s governance policies including Corporate Governance Guidelines and any requests for waivers thereunder
•Oversees the annual self-assessment of the Board and its committees
•Assists the Board in oversight of governance and related risks
•Reviews and makes recommendations on any stockholder proposals
•Leads director orientation and continuing education

EH&S Committee Met 2 times in 2025 Current Members: Mark J. Smith, Chairperson (4) Dustin DeMaria Jaffrey A. Firestone (2)
Primary Responsibilities:
•Oversees the establishment, administration and effectiveness of EH&S policies, programs, procedures, and initiatives
•Assists the Board in oversight of risks relating to EH&S, including climate-related risks
•Evaluates the Company’s contingency planning and emergency response preparedness

Special Committee Acted by Written Consent 10 times in 2025 Current Members: (3) Robert E. Flint Mark A. Pytosh Stephen Mongillo (1)	Primary Responsibilities: •Evaluates and approves matters arising during the intervals between Board meetings •Exercises approval authority delegated by the Board

(1)Independent, Financially Literate and Audit Committee Financial Expert.
(2)Independent and Financially Literate.
(3)During 2025, Mr. Papapostolou served as a member of the Compensation, Governance and Special Committees until his resignation from the Board and its committees on March 31, 2025.
(4)Independent.

From time to time, the Board also convenes and appoints its members to special committees not outlined above to assume specified responsibilities designated by the Board.

Compensation Committee Interlocks and Insider Participation

Our current Compensation Committee members are Messrs. DeMaria, Firestone, and Kwak. The Board has affirmatively determined that Mr. Firestone is independent. Messrs. DeMaria and Kwak are affiliated with IEP. Messrs. DeMaria and Firestone served on the Compensation Committee for all of 2025, while Mr. Kwak was appointed to the Compensation Committee in March 2025. During 2025, one other non-management director affiliated with IEP also served on the Compensation Committee (Mr. Papapostolou until his resignation from the Board and its committees on March 31, 2025). None of these current or former members of the Compensation Committee have, at any time, been an officer or employee of the Company and none have any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company. During 2025, none of our executive officers served as a member on the board of directors or compensation committee of any other entity that has an executive officer serving as a member of our Compensation Committee or Board of Directors.

Communications with Directors

Stockholders and other interested parties wishing to communicate with our Board may send a written communication addressed to:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Secretary

Our Secretary will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication. Any stockholder or other party who is interested in contacting only the independent directors or non-management directors as a group or the director who presides over the meetings of the independent directors or non-management directors may also send written communications to the contact above and should state for whom the communication is intended.

DIRECTOR COMPENSATION

Director Compensation Program

The Board, upon the recommendation of the Compensation Committee, determines the annual retainers and other compensation for our directors who are not officers or employees of CVR Energy or its affiliates (including IEP) (“Non-Employee Directors”).

Annual Compensation

Our Non-Employee Directors received the following compensation for their service on the Board and its standing committees in 2025, which compensation has remained unchanged since 2018:
•An annual cash retainer of $50,000, payable in quarterly installments;
•An annual cash retainer for service as a committee Chairperson or as a committee member, of $5,000 and $1,000, respectively, payable in quarterly installments;
•Reimbursement for out-of-pocket expenses in connection with attending meetings of the Board and its committees; and
•Reimbursement for director-related education expenses up to a maximum amount of $1,500 per year.

2025 Director Compensation Table

The following table sets forth the compensation earned by each Non-Employee Director for the year ended December 31, 2025:

Name	Fees Earned or Paid in Cash (1)	All Other Compensation	Total
Jaffrey (Jay) A. Firestone (2)	$54,255	$—	$54,255
Stephen Mongillo	57,000	—	57,000
Mark J. Smith	55,000	—	55,000
Julia Heidenreich Voliva	56,000	—	56,000

(1)Amounts reflected in this column represent the retainer fees for services as a director, including those associated with committee membership and service in chair positions.
(2)Mr. Firestone’s fees were paid in the Canadian dollar equivalent of $54,255 USD based on the Bank of Canada rate for the day prior to entering each installment transaction in the payment system.

PROPOSAL 1
ELECT TEN DIRECTOR NOMINEES

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING DIRECTOR NOMINEES:

Robert E. Flint	Dustin DeMaria	Jaffrey A. Firestone
Brett Icahn	Colin Kwak	David L. Lamp	Stephen Mongillo
Mark A. Pytosh	Mark J. Smith	Julia Heidenreich Voliva

Our Board oversees the management of our business and has fixed the number of directors on the Board at ten. Directors are elected annually at our Annual Meeting. Our current directors, Messrs. Flint, DeMaria, Firestone, Icahn, Kwak, Lamp, Mongillo, Pytosh, and Smith and Ms. Heidenreich Voliva (collectively, the “Director Nominees” and individually a “Director Nominee”), stand for election at this 2026 Annual Meeting, to serve on our Board until the 2027 Annual Meeting of Stockholders or until their successors are elected and qualified.

Recommendation of the Board

Our Board recommends that stockholders vote “FOR ALL” Director Nominees. Each Director Nominee has indicated his or her willingness to serve as a director, if elected. If for any reason any of the Director Nominees should become unable to serve as a director prior to the Annual Meeting, the proxy holders may vote for the election of a substitute nominee designated by the Board, or the Board may reduce its size.

The Director Nominees for this year’s election bring valuable diversity to the Board in terms of industries represented, experience, and tenure, factors which we consider holistically when evaluating Board composition. The Board believes each director who has been nominated is qualified to serve as a director due to the experience summarized below in the Director Nominee Skills and Experience Matrix and their biographies that follow, among other experience. The key skills identified below are those that the Board has determined to be important in light of Company’s business and strategic goals.

Director Nominee Skills and Experience Matrix
Key Skills / Experience	Flint	DeMaria	Firestone	Icahn	Kwak	Lamp	Mongillo	Pytosh	Smith	Heidenreich Voliva
Public Company	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Executive Leadership	✓		✓	✓		✓	✓	✓	✓	✓
Finance & Accounting	✓	✓	✓	✓	✓		✓	✓		✓
Legal / Regulatory / Compliance	✓			✓	✓	✓		✓	✓
Human Resources / Executive Compensation	✓		✓	✓		✓		✓	✓
Risk Management	✓		✓	✓		✓	✓	✓	✓
Industry / Operations				✓		✓		✓	✓	✓
Information Technology / Cybersecurity	✓	✓		✓				✓	✓
Sustainability / EH&S			✓	✓		✓		✓	✓	✓

Our Director Nominees have a wide range of additional skills and experience not mentioned above, which they will bring to their role as directors. Additionally, the lack of a checkmark for a particular skill does not mean that the Director Nominee does not possess that skill or experience, and instead the presence of a checkmark indicates that the skill is a core competency of that Director Nominee. The skills and experiences of our Director Nominees are further described in their biographies on the following pages.

DIRECTOR NOMINEES:1

Robert E. Flint
Director, Chairperson of the Board

Age: 48	Key Skills and Expertise:
Director since: 2025	✓ Public Company ✓ Executive Leadership ✓ Finance & Accounting ✓ Legal/Regulatory/Compliance	✓ Human Resources/Executive Compensation ✓ Risk Management ✓ Information Technology/Cybersecurity

Career Highlights:
Board Committees: Special
❖ Icahn Enterprises L.P., Chief Accounting Officer (since 2024); Director of Accounting (2021 - 2023); Chief Audit Executive (2020 - 2021)
❖ Experience in corporate finance and accounting, investor relations, risk management, and service in board and key leadership roles with both public and private entities.

Other Public Company Directorships (current): CVR Partners, LP (since October 2025); Viskase Companies, Inc. (since March 2025)

Other Professional Experience and Community Involvement: Director, Atlantic Coast Entertainment Holdings LLC and New Seabury Homes LLC (since March 2025); Director, Icahn Automotive Group LLC (since October 2024); Director for
Vivus LLC, WestPoint Home LLC, IE HCR LLC and the Pep Boys-Manny, Moe & Jack Holding Corp. (since July 2024); AEP PLC LLC (since June 2024); Director, 767 Auto Leasing LLC (since February 2024); Director, New Seabury Resources Management, Inc. (since June 2022)

Education: University of Dayton School of Business Administration, B.S. in Accounting and Finance

Dustin DeMaria
Director

Age: 36	Key Skills and Expertise:
Director since: 2024	✓ Public Company ✓ Finance & Accounting	✓ Information Technology/Cybersecurity

Career Highlights:
Board Committees: Compensation, Chair EH&S	❖ Icahn Enterprises L.P., Financial Analyst (since 2022)
❖ Moelis & Company, Investment Banking Associate (2019 - 2021)

Other Public Company Directorships (current): Centuri Holdings, Inc. (since November 2025); Viskase Companies, Inc. (since 2023)

Other Professional Experience and Community Involvement: Expertise in management roles in the finance and investment banking industry; Director, Zipari, Inc. (2021 - 2022)

Education: Roanoke College, B.B.A.; Cornell University, MBA

1 Each of AEP PLC LLC, Atlantic Coast Entertainment Holdings LLC, CVR Partners, CVR Refining, LP, IE HCR LLC, IEP, Icahn Automotive Group LLC, New Seabury Homes LLC, New Seabury Resources Management, Inc.,The Pep Boys-Manny, Moe & Jack Holding Corp., Viskase Companies, Inc., Vivus LLC, Voltari Corporation, Westpoint Home LLC, and 767 Auto Leasing LLC are or previously were indirectly controlled by Mr. Carl C. Icahn. Mr. Icahn also has or had a non-controlling interest in Bausch + Lomb Corporation, Bausch Health Corporation, Centuri Holdings, Inc., Dana Inc., Enzon Pharmaceuticals, Inc., International Flavors & Fragrances, Inc., Newell Brands, Inc. and Sandridge Energy, Inc.

Jaffrey (Jay) A. Firestone
Independent Director

Age: 69	Key Skills and Expertise:
Director since: 2020	✓ Public Company ✓ Executive Leadership ✓ Finance & Accounting	✓ Human Resources/Executive Compensation ✓ Risk Management ✓ Sustainability/EH&S

Career Highlights:
Board Committees: Audit Compensation EH&S	❖ Prodigy Pictures, Inc., Chairman and Chief Executive Officer (since 2006)

Other Public Company Directorships (current): Enzon Pharmaceuticals, Inc. (since 2022); Sandridge Energy, Inc. (since 2021)

Other Public Company Directorships (within past 5 years): Voltari Corporation (2011 - 2019)

Other Professional Experience and Community Involvement: Experience in financial reporting and service on other boards; Former Director, The Academy of Canadian Cinema and Television; Former Director, The Academy of Television Arts and Sciences International Council

Education: McMasters University, Bachelor of Commerce

Brett Icahn
Director

Age: 46	Key Skills and Expertise:
Director since: 2025	✓ Public Company ✓ Executive Leadership ✓ Finance & Accounting ✓ Legal/Regulatory/Compliance ✓ Human Resources/Executive Compensation	✓ Risk Management ✓ Industry/Operations ✓ Information Technology/Cybersecurity ✓ Sustainability/EH&S

Career Highlights:
❖ Icahn Capital LP, Portfolio Manager (since 2020)
❖ Icahn Enterprises L.P., investment consultant

Other Public Company Directorships (current): International Flavors & Fragrances Inc. (since October 2025); Sandridge Energy, Inc. (since July 2025)
Other Public Company Directorships (within past 5 years): Icahn Enterprises L.P. (2020 - August 2025); Bausch + Lomb Corporation (2022 - Ausgust 2025); Bausch Health Corp. (2021 - August 2025); Dana Inc. (January 2025 - June 2025 and 2022 - 2023); Newell Brands, Inc. (2018 - 2023)

Education: Princeton University, B.A.

Colin Kwak
Director

Age: 50	Key Skills and Expertise:
Director since: 2025	✓ Public Company ✓ Finance & Accounting	✓ Legal/Regulatory/Compliance

Career Highlights:
Board Committees: Compensation Governance	❖ Icahn Capital LP, Head Trader (since 2022)
❖ Gruss Capital Management LP, various roles including Head of Trading (2000 - 2018)

Other Public Company Directorships (current): Viskase Companies, Inc. (since March 2025)
Other Professional Experience and Community Involvement: Twenty-five years of experience in trading and accounting practices

Education: University of North Carolina Wilmington, B.A.; Miami School of Law, JD

David L. Lamp
Director

Age: 68	Key Skills and Expertise:
Director since: 2018	✓ Public Company ✓ Executive Leadership ✓ Legal/Regulatory/Compliance ✓ Human Resources/Executive Compensation	✓ Risk Management ✓ Industry/Operations ✓ Sustainability/EH&S

Career Highlights:
❖ CVR Energy, Inc., President and CEO (2017 to December 2025)
❖ Executive Chairman (2017 to December 2025) and Chairman of the Board of Directors (2018 - 2023) of the general partner of CVR Partners, LP
❖ Over forty years of technical, commercial and operational experience in the refining and chemical industries, including with Western Refining, Inc. (“WNR”), Northern Tier Energy LP (“NTI”), and HollyFrontier Corporation

Other Public Company Directorships (current): CVR Partners, LP (since 2018)

Education: Michigan State University, B.S. Chemical Engineering

Stephen Mongillo
Independent Director

Age: 64	Key Skills and Expertise:
Director since: 2012	✓ Public Company ✓ Executive Leadership	✓ Finance & Accounting ✓ Risk Management

Career Highlights:
Board Committees: Audit, Chair Governance Special	❖ AMPF, Inc., Chairman and Chief Executive Officer (since 2012)
❖ Over twenty-five years of experience in the financial industry and strong understanding of the complex business and financial issues encountered by large, complex companies

Other Public Company Directorships (within past 5 years): Icahn Enterprises L.P. (2020 to October 2025)

Other Professional Experience and Community Involvement: Equity Member, Manufactured Housing Partners LLC (since 2022); Managing Partner, Elkmont Capital (since 2011)

Education: Trinity College, B.A.; Dartmouth College, MBA

Mark A. Pytosh
Director, President and Chief Executive Officer

Age: 61	Key Skills and Expertise:
Director since: 2026	✓ Public Company ✓ Executive Leadership ✓ Finance & Accounting ✓ Legal/Regulatory/Compliance ✓ Human Resources/Executive Compensation	✓ Risk Management ✓ Industry/Operations ✓ Information Technology/Cybersecurity ✓ Sustainability/EH&S

Career Highlights:
Board Committees: Special	❖ CVR Energy, Inc., President and CEO (since January 2026); Executive Vice President (2018 to January 2026)
❖ CVR Partners, LP, President and CEO (2014 to current)
❖ Over thirty years of service in senior executive roles, including as chief financial officer, in the fertilizer, petroleum refining, environmental, power, solid waste and investment banking industries

Other Public Company Directorships (current): CVR Partners, LP (since 2018)

Other Professional Experience and Community Involvement: Director, Fertilizer Institute (since 2015); Director, University of Illinois Foundation (since 2007); Former CFO, Tervita Corp.; Former SVP & CFO, Covanta Energy Corp.; Former SVP & CFO, Waste Services, Inc.

Education: University of Illinois, Urbana-Champaign, B.S. Chemistry

Mark J. Smith
Independent Director

Age: 67	Key Skills and Expertise:
Director since: 2024	✓ Public Company ✓ Executive Leadership ✓ Legal/Regulatory/Compliance ✓ Human Resources/Executive Compensation	✓ Risk Management ✓ Industry/Operations ✓ Information Technology/Cybersecurity ✓ ESG/Sustainability/EH&S

Career Highlights:
Board Committees: EH&S, Chair	❖ Vertex Energy, Inc., Chief Executive Officer (since January 2025)
❖ Philadelphia Energy Solutions (PES) Liquidating Trust, Plan Administrator (since 2020)
❖ Fulcrum Bioenergy, Inc., Chief Restructuring Officer (2024 - March 2025)
❖ PES, Chief Executive Officer & Director (2018 - 2020)
❖ Over forty years of experience in executive leadership and general management in petroleum refining and associated businesses

Other Professional Experience and Community Involvement: Consultant in the energy industry (2024 - January 2025); President Refining and Marketing, WNR (2006 - 2017); Vice President of Operations, CITGO Petroleum Corp.

Education: Pennsylvania State University, B.S. Chemical Engineering; Oklahoma State University, MBA

Julia Heidenreich Voliva
Independent Director

Age: 49	Key Skills and Expertise:
Director since: 2024	✓ Public Company ✓ Executive Leadership ✓ Finance & Accounting	✓ Industry/Operations ✓ Sustainability/EH&S

Career Highlights:
Board Committees: Audit Governance, Chair	❖ HF Sinclair Corporation, Vice President, Renewables (2017 - 2023)
❖ Holly Frontier Corporation, Vice President, Investor Relations (2012 - 2017)

Other Professional Experience and Community Involvement: Experience in financial statement analysis and earnings modeling; expertise in management roles in the renewable energy and banking industries; over ten years of experience in European institutional equity sales.

Education: Tufts University, B.A.

Vote Required

The ten nominees who receive the affirmative vote of the holders of a plurality of the stock having the voting power present in person (virtually) or represented by proxy will be elected. In other words, the ten nominees who receive the most votes “FOR” their election will be elected. If you withhold your vote with respect to any Director Nominee, your vote will have no effect on the election of such nominee. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, “FOR ALL” Director Nominees. Broker non-votes, if any, will have no effect on this Proposal 1.

EXECUTIVE OFFICERS

While the Board provides high-level strategy and guidance for the Company, our day-to-day activities are carried out by our executive officers. Our executive officers are appointed by the Board and act within the authorities granted by the Board and our organizational documents. In this Proxy Statement, we refer to the executive officers of our Company as our “executive officers.” The following table sets forth the names, positions, ages, background, experience, and qualifications of the current executive officers of the Company, other than Mr. Pytosh, who is listed under “Director Nominees” above. Mr. C. Douglas Johnson served as an executive officer of the Company until his retirement in January 2026, following which, Mr. J. Travis Capps, Jr. became an executive officer, holding the position of Executive Vice President and Chief Commercial Officer.

Name, Position and Age	Principal Occupation, Experience and Qualifications
Dane J. Neumann Age: 42 Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (since October 2021)
Mr. Neumann has served as our Executive Vice President, Chief Financial Officer and Assistant Secretary and as our Treasurer, and in those same roles for our affiliate, the general partner of CVR Partners, since October 2021 and February 2022, respectively. Before assuming his current roles, Mr. Neumann served as our Interim Chief Financial Officer from August to October 2021, and as Vice President – Finance & Treasurer from June 2020 to October 2021, and in those same roles for our affiliate, the general partner of CVR Partners, and in various other roles within our finance organization since June 2018, including Vice President of Financial Planning & Analysis and Director of Projects & Controls. Mr. Neumann has more than fifteen years of experience in the refining and petrochemicals industry in the areas of finance, accounting, business development, planning and analytics. Before joining CVR Energy, Mr. Neumann served in various roles of increasing responsibility for several formerly publicly traded refining and marketing entities, including with Andeavor (formerly Tesoro Corporation), WNR and NTI. Mr. Neumann obtained a Bachelor of Science in Finance and Political Science and an MBA from the University of Minnesota and is a Certified Public Accountant.

Michael H. Wright, Jr. Age: 55 Executive Vice President and Chief Operating Officer (since January 2022)
Mr. Wright has served as our Executive Vice President and Chief Operating Officer since January 2022, and in that same role with our affiliate, the general partner of CVR Partners, LP, since January 2026. Mr. Wright has more than thirty-five years of experience in the refining and petrochemical industry, including refinery operations, capital project management, crude supply/logistics and refining industry consulting. Mr. Wright joined CVR Energy as a Project Manager in July 2019 and prior to assuming his current roles served as our Vice President – Capital Projects from December 2019 to January 2022. Prior to joining CVR Energy, Mr. Wright served in several senior roles with HollyFrontier Corporation, including Vice President – Crude Supply, Vice President Refinery Manager Woods Cross and Vice President of Capital Projects and in consulting roles for Solomon Associates, an energy industry consulting firm. Mr. Wright obtained a Bachelor of Science in Mechanical Engineering and a Master of Business Administration, both from the University of Utah.

Name, Position and Age	Principal Occupation, Experience and Qualifications
Melissa M. Buhrig Age: 51 Executive Vice President, General Counsel and Secretary (since July 2018)
Ms. Buhrig has served as our Executive Vice President, General Counsel and Secretary, and in those same roles for our affiliate, the general partner of CVR Partners, since July 2018. Prior to joining CVR Energy, Ms. Buhrig served as general counsel and in various other senior executive roles, including compliance officer, for several current and former publicly traded refining and marketing entities, including with Delek US Holdings, Inc., WNR, and NTI. Ms. Buhrig has more than twenty-five years of legal and industry experience including in the areas of mergers and acquisitions, corporate governance, securities, compliance, litigation, regulatory matters, and human resources. Ms. Buhrig received a Bachelor of Arts in Political Science from the University of Michigan and a Juris Doctorate with honors from the University of Miami School of Law.

J. Travis Capps, Jr. Age: 55 Executive Vice President and Chief Commercial Officer (since January 2026)
Mr. Capps has served as our Executive Vice President and Chief Commercial Officer since January 2026. Mr. Capps has over thirty years of leadership experience in the refining and petrochemicals industry in the areas of commercial, marketing, corporate strategy, operational process optimization, capital investments, mergers and acquisitions and sustainability. Prior to joining CVR Energy, Mr. Capps served in roles of increasing responsibility at Motiva Enterprises, LLC (“Motiva”), including most recently in the senior leadership roles of executive vice president commercial from October 2023 to June 2025, executive vice president strategy and optimization from July 2022 to October 2023, and executive vice president strategy & corporate services from February 2020 to July 2022. Prior to his roles at Motiva, Mr. Capps held various roles in the energy sector, including with Valero Energy Corporation and ExxonMobil Corporation. Mr. Capps holds a Masters in Business Administration from the University of Texas at San Antonio and a Bachelor of Science in Chemical Engineering from Auburn University.

COMPENSATION DISCUSSION AND ANALYSIS

In this compensation discussion and analysis (“CD&A”) we provide stockholders with an overview of our compensation philosophy, objectives, policies, and practices during 2025, as well as the factors considered by our Compensation Committee in making compensation decisions for our “named executive officers” listed below in 2025. This CD&A should be read together with the compensation tables and related disclosures set forth below. This CD&A may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation actions, and the future compensation of our named executive officers may differ from the currently planned programs and payouts summarized in this discussion.

Named Executive Officers

This CD&A focuses on the compensation of our named executive officers, which for 2025 include:

David L. Lamp	Former President and Chief Executive Officer
Mark A. Pytosh	President and Chief Executive Officer; Former Executive Vice President—Corporate Services
Dane J. Neumann	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Melissa M. Buhrig	Executive Vice President, General Counsel and Secretary
Michael H. Wright, Jr.	Executive Vice President and Chief Operating Officer

Compensation Philosophy, Objectives and Processes

In establishing named executive officer compensation, our Compensation Committee generally seeks to:
•Incentivize important business priorities such as safety, reliability, environmental performance, and earnings growth through variable compensation earned based on the achievement of related performance goals;
•Align the named executive officers’ interests with those of our stockholders and stakeholders, including providing long-term economic benefits to the stockholders;
•Provide competitive financial incentives in the form of salary, bonuses, and benefits with the goal of retaining and attracting talented and highly motivated executive officers; and
•Maintain a compensation program whereby the named executive officers, through exceptional performance and incentive awards, have the opportunity to realize economic rewards commensurate with appropriate gains of other stockholders and stakeholders.

The Compensation Committee takes these main objectives into consideration when creating its compensation programs, setting each element of compensation under those programs, and determining the proper mix of the various compensation elements. Named executive officer compensation will generally include a mix of fixed elements, intended to provide stability, as well as variable elements, which align pay and performance, incentivizing and rewarding our named executive officers in years in which the Company achieves superior results.

The Compensation Committee also considers, among other factors, the success and performance of the Company, the contributions of named executive officers to such success and performance and the current economic conditions and industry environment in which the Company operates. From time to time, the Compensation Committee may utilize various tools in evaluating and establishing named executive officer compensation, including their own knowledge, experience, and judgment, as well as some or all of the following:
•Input from Board members or management. The Compensation Committee may, from time to time, ask that certain members of the Board and/or management provide insight into the named executive officers’ roles and responsibilities, job performance, the Company’s performance generally and among the industry, and such other information as may be requested by the Compensation Committee, including recommendations relating to named executive officer compensation.
•Market data and peer comparisons. The Compensation Committee may utilize market data that describes common executive pay practices and the executive pay practices of industry companies, which may be supplemented with broad-based compensation survey data, survey data from the energy, refining, and chemical industries that influence the competitive market for executive talent, and/or from companies comparable to the Company in terms of size and scale.

•The analysis, judgment, and expertise of an independent compensation consultant. The Compensation Committee may, from time to time, engage an independent outside compensation consultant to provide a comprehensive analysis and recommendations regarding named executive officer compensation, although a compensation consultant was not engaged in 2025.

Compensation Risk Assessment

Our Compensation Committee periodically evaluates and considers risks related to our compensation policies and practices as generally applicable to employees, including our named executive officers. Our Compensation Committee believes that our policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on us. In reaching this conclusion, our Compensation Committee reviewed and discussed the design features, characteristics, and performance metrics of our compensation programs and approval mechanisms for compensation and believes the following factors, among others, mitigate any potential risks associated with our compensation policies and practices:
•Our compensation policies and practices are centrally designed and administered;
•Our compensation is balanced among (i) fixed components such as base salary and benefits, (ii) variable incentives tied to a mix of financial and operational performance, and (iii) variable long-term incentives;
•The Compensation Committee has discretion to adjust variable performance-based awards when appropriate based on our interests and the interests of our stockholders; and
•We have a Policy for the Recovery of Erroneously Awarded Compensation (“Clawback Policy”) providing for the recovery or “clawback” of certain compensation awarded to our executive officers, and certain elements of our compensation programs also contain claw-back provisions.

Compensation Process for 2025

In setting named executive officer compensation for 2025, the Compensation Committee considered the philosophies and objectives described above, utilized its members’ knowledge, experience, and judgment in assessing reasonable compensation and ensuring compensation levels remain competitive in the marketplace, consulted with Mr. Lamp regarding compensation for all of the named executive officers (other than himself), and considered the following:
•The Company’s financial and operational performance;
•Each named executive officer’s compensation levels and performance in 2024;
•Total compensation for which each named executive officer would be eligible in 2025, including the expected ratio of salary to bonus; and
•The “variable” or “at risk” components of the named executive officer compensation.

The Compensation Committee further considered the advisory vote of stockholders from its 2025 Annual Meeting, in which stockholders overwhelmingly approved, on an advisory basis, named executive officer compensation for 2024, which utilized a three-pronged program, balancing base salary with annual performance-based bonus targets and long-term incentives. The Compensation Committee concluded this three-pronged program, which is the same utilized for all management employees of the Company, supports the objectives described above, and elected to keep the compensation structure for 2025 compensation the same as 2024, as follows:

Element	Primary Objectives	Approved 2025 Compensation
Base Salary	•Attract and retain high-caliber executives to lead the Company •Provide competitive financial incentives •Reward individual performance	2025 Base Salary increased between 3.0% and 4.0% based on individual performance and/or total relative compensation levels*
Annual Performance-Based Bonus
•Attract and retain high-caliber executives to lead the Company
•Incentivize important business priorities
•Align interests of executives with those of our stockholders
•Provide competitive financial incentives
Same target payout percentages as 2024 and substantially equivalent plan document and performance metrics as 2024, as described below
Long Term Incentive Awards
•Attract and retain high-caliber executives to lead the Company
•Align interests of executives with those of stockholders
•Provide competitive financial incentives
•Promote continuity and retention of management
Same percentage of Base Salary and terms as 2024, vesting ratably over three years subject to vesting conditions
* Excludes Mr. Lamp, whose 2025 base salary was established in his employment agreement dated December 12, 2024 (the “2024 Employment Agreement”).

The Compensation Committee also consulted with the compensation committee (the “UAN Committee”) of the board of directors of the general partner of CVR Partners relating to Mr. Pytosh’s 2025 compensation, as 60% of his compensation for 2025 was determined by the UAN Committee, based on the general allocation of his time spent performing services for CVR Partners (60%) and CVR Energy (40%). The Compensation Committee believes the process and objectives utilized by the UAN Committee in setting named executive officer compensation, as well as the structure and elements of such compensation, are generally consistent with those utilized by the Compensation Committee. During 2025, Messrs. Lamp and Neumann and Ms. Buhrig were also executive officers of the general partner of CVR Partners, although the UAN Committee did not and does not determine any part of their compensation.

2025 Target Compensation Mix

The 2025 target compensation mix established by the Compensation Committee for our CEO and our other named executive officers was predominantly variable and “at risk”, at 75% and 73%, respectively.

2025 Target Compensation Mix

(1)Comprised of our CEO’s (i) 2025 base salary, (ii) target annual performance-based bonus opportunity awarded by the Compensation Committee under the 2025 CVR Energy, Inc. Performance-Based Bonus Plan - Corporate (the “2025 CVI

Plan”), and (iii) target long-term incentive awards under the Third Amended and Restated CVR Energy, Inc. 2007 Long-Term Incentive Plan (the “CVI LTIP”). Actual compensation may differ therefrom.
(2)Comprised of the average of the named executive officers’ (excluding our CEO’s) compensation determined by the Compensation Committee or the UAN Committee, as applicable, comprised of: (i) 2025 base salaries; (ii) target annual performance-based bonus opportunities awarded under the 2025 CVI Plan or the 2025 CVR Partners, LP Performance-Based Bonus Plan - Fertilizer (the “2025 UAN Plan”), as applicable; and (iii) target long-term incentive awards in connection with or under the CVI LTIP or CVR Partners, LP 2025 Long-Term Incentive Plan (the “UAN LTIP”), as applicable. Actual compensation may differ therefrom.

Compensation Elements for 2025

Base Salary. Base salaries are set at a level intended to enable CVR Energy to hire and retain executives and to reward individual and Company performance. The Compensation Committee approved the following base salaries for our named executive officers for 2025:

Named Executive Officer	2025 Base Salary	2024 Base Salary	Increase from Prior Year
David L. Lamp (1)	$1,200,000	$1,100,000	9.1%
Dane J. Neumann	567,854	546,013	4.0%
Mark A. Pytosh (2)	670,837	651,298	3.0%
Melissa M. Buhrig	686,721	660,309	4.0%
Michael H. Wright, Jr.	551,681	535,613	3.0%

(1)Mr. Lamp’s base salaries were defined in his 2024 Employment Agreement (for 2025) and prior employment agreement (for 2024) and were fixed for the duration of the terms, unless adjusted upward by the Compensation Committee in its sole and absolute discretion.
(2)Mr. Pytosh’s base salaries for 2025 and 2024 comprised $268,335 and $260,519, respectively, determined by the Compensation Committee and $402,502 and $390,779, respectively, determined by the UAN Committee.

2024 Annual Performance-Based Bonus Plan Results. In February 2025, the Compensation Committee evaluated the metrics included in the CVR Energy, Inc. 2024 Performance-Based Bonus Plan - Corporate (the “2024 CVI Plan”), as well as the Compensation Committee’s objectives of rewarding employees (including named executive officers) for measured performance, aligning employee’s interests with those of its stockholders, encouraging employees to focus on targeted performance, and providing employees with the opportunity to earn additional compensation based on their and the Company’s performance. Based on these considerations and after determining that CVR Energy had achieved the Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) Threshold under the 2024 CVI Plan, the Compensation Committee approved payouts to Messrs. Lamp, Neumann, Pytosh, and Wright, and Ms. Buhrig under the 2024 CVI Plan of $1,831,500, $746,000, $380,200, $694,800 and $902,200, respectively, approximately 111% of their target annual bonuses, which were paid in 2025.

In February 2025, the UAN Committee evaluated the metrics included in the CVR Partners, LP 2024 Performance-Based Bonus Plan - Fertilizer (the “2024 UAN Plan”), which applies to Mr. Pytosh and all eligible employees of the Partnership’s subsidiaries, and the UAN Committee’s objectives which are generally aligned with those of the Compensation Committee detailed above, and after determining that CVR Partners had achieved the Adjusted EBITDA Threshold under the 2024 UAN Plan, approved payout to Mr. Pytosh under the 2024 UAN Plan of $641,600, approximately 128% of his target annual bonus based on his base salary for CVR Partners. Other than Mr. Pytosh, no named executive officers received a payout under the 2024 UAN Plan.

2025 Annual Performance-Based Bonus Plan. In April 2025, the Compensation Committee considered the objectives and factors detailed above and, following consultation with Mr. Lamp:
•Approved the 2025 CVI Plan, which applies to all full-time employees of CVR Energy and its subsidiaries (other than employees of CVR Partners and its subsidiaries); and
•Elected to keep target payouts (as a percentage of base salary) under the 2025 CVI Plan the same as the prior year for the named executive officers, or 150% for Mr. Lamp, 135% for Mr. Pytosh, and 120% for Messrs. Neumann and Wright and Ms. Buhrig.

As with the 2024 CVI Plan, payout under the 2025 CVI Plan was dependent first on achievement of an Adjusted EBITDA Threshold1 and then on achievement under the performance measures as specified below, which terms are generally equivalent to the 2024 CVI Plan, other than the 2025 CVI Plan (i) incorporates an EBITDA Multiplier pursuant to which, if the Company’s Adjusted EBITDA for the performance period is at least 50% of the Adjusted EBITDA Threshold, an EBITDA Multiplier between 50% and 150% will be applied to the performance measures, with achievement of 50% of the Adjusted EBITDA Threshold earning a 50% multiplier and an achievement of 400% or more of the Adjusted EBITDA Threshold earning a 150% multiplier, (ii) adjusts the Adjusted EBITDA Threshold definition, and (iii) extends the weighting of performance between refining and fertilizer to all performance measures, instead of only limiting the weighting to Environmental Events and Financial Measures, as had been the case with the 2024 CVI Plan. Notwithstanding the foregoing, under the 2025 CVI Plan the Compensation Committee may, in its sole and absolute discretion, waive the Adjusted EBITDA Threshold requirement, increase, decrease, or otherwise adjust performance measures, targets, and payout ranges used under the 2025 CVI Plan as a result of extraordinary or non-recurring events or other events.

EH&S Measures (25%)

Three measures evenly weighted (33-1/3% each): Total Recordable Injury Rate (“TRIR”), Process Safety Tier 1 Incident Rate (“PSIR”), and Environmental Events (“EE”), with achievement determined based on the following:

Percentage Change (over the prior year)	Bonus Achievement
Increase in TRIR, PSIR or EE	Zero
0%	50% of Target Percentage (Threshold)
Decrease > 0% and < 3%	Linear Interpolation between Threshold and Target
Decrease of 3%	Target Percentage
Decrease > 3% and < 10%	Linear Interpolation between Target and Maximum
Decrease of 10% or more, or if TRIR is maintained at or below 1.0, PSIR at or below 0.2 and EE at or below 20	150% of Target (Maximum)

Financial Measures (75%)

Four measures evenly weighted (25% each), including Reliability, Equipment Utilization, Operating Expense, and ROCE, with achievement determined based on the following:

Reliability	Bonus Achievement
Greater than 7.0%	Zero
7.0%	50% of Target Percentage (Threshold)
5.51% to 6.99%	Linear Interpolation between Threshold and Target
5.50%	Target Percentage
4.0% to 5.49%	Linear Interpolation between Target and Maximum
Less than 4.0%	150% of Target (Maximum)

Equipment Utilization (compared to plan)	Bonus Achievement
Less than 95%	Zero
95%	50% of Target Percentage (Threshold)
95.01% to 99.99%	Linear Interpolation between Threshold and Target
100%	Target Percentage
100.01% to 104.99%	Linear Interpolation between Target and Maximum
Greater than 105%	150% of Target (Maximum)
1 Per the 2025 CVI Plan, (a) Adjusted EBITDA means the Adjusted EBITDA under the Performance-Based Bonus Plan - Refining (“2025 Refining Plan”) and the 2025 UAN Plan; and (b) the Adjusted EBITDA Threshold means actual maintenance and sustaining capital expenditures plus reserves for turnaround expenses plus interest on debt net of interest earned for the given performance period and board-directed actions. The Adjusted EBITDA Threshold is not the equivalent of Adjusted EBITDA as reflected in the 2025 Annual Report. The 2025 Refining Plan contains the same performance measures as the 2025 CVI Plan and 2025 UAN Plan.

Operating Expense (compared to budget)	Bonus Achievement
Greater than 105.0%	Zero
105%	50% of Target Percentage (Threshold)
100.1% to 104.99%	Linear Interpolation between Threshold and Target
100%	Target Percentage
95.0% to 99.99%	Linear Interpolation between Target and Maximum
Less than 95%	150% of Target (Maximum)

ROCE (Ranking vs. Peer Group)	Bonus Achievement
First (highest)	150% of Target (Maximum)
Second	125% of Target Percentage
Third	112.5% of Target Percentage
Fourth	Target Percentage (100%)
Fifth	50% of Target Percentage
Sixth	Zero
Seventh	Zero

In setting the peer group under the 2025 CVI Plan, the Compensation Committee, in consultation with Messrs. Lamp and Pytosh, evaluated the refining and nitrogen fertilizer business environments, assessed publicly traded entities in similar business lines and subject to similar regulations as the Company, and thereafter elected to keep peer groups under the 2025 CVI Plan the same as the 2024 CVI Plan, other than the addition of AdvanSix Inc. as a new Fertilizer Peer, as follows:

Refining Peer Group		Fertilizer Peer Group
Delek US Holdings, Inc.	Marathon Petroleum Co.	CF Industries Holdings, Inc.	LSB Industries, Inc.
HF Sinclair Corporation	Par Pacific Holdings, Inc.	Flotek Industries, Inc.	Nutrien Ltd.
PBF Energy, Inc.	Valero Energy Corp.	The Andersons, Inc.	AdvanSix Inc.

2025 UAN Performance-Based Bonus Plan. Also in April 2025, the UAN Committee approved the 2025 UAN Plan with terms generally equivalent to the 2025 CVI Plan, other than the performance measures are not weighted between refining and fertilizer performance. Mr. Pytosh could have received between 0% and 150% of target under the 2025 UAN Plan (as a percentage of his base salary determined by the UAN Committee) based on the performance of CVR Partners under these performance measures.

2025 Performance-Based Bonus Plan Results. In February 2026, the Compensation Committee and, only with respect to Mr. Pytosh, the UAN Committee, evaluated and certified to the performance metrics contained in the 2025 CVI Plan and the 2025 UAN Plan, respectively, as follows:
•For the 2025 CVI Plan, the Compensation Committee determined that CVR Energy had achieved the Adjusted EBITDA Threshold, certified to the achievement of the performance metrics at 113% of target as detailed below, and as a result approved payouts for Messrs. Lamp, Neumann, Pytosh, and Wright and Ms. Buhrig under the 2025 CVI Plan of $2,034,000, $787,400, $397,700, $726,800, and $952,200, respectively.

		2025 Refining Plan		2025 UAN Plan		2025 Corporate Plan (1)
	Measure	Measure Achievement	Payout Achievement	Measure Achievement	Payout Achievement
EH&S (each weighted 8.33%)	TRIR	Decrease of 38%	150%	Decrease of 67%	0%	2025 UAN Plan and 2025 Refining Plan Weighted Average
	PSIR	Decrease of 74%	150%	At or below 0.2	150%
	EE	Increase of 85%	0%	Less than 20	150%

Financial (each weighted 18.75%)	Reliability	6.1%	79%	2.8%	150%	2025 UAN Plan and 2025 Refining Plan Weighted Average
	Equipment Utilization	97%	71%	99%	90%
	Operating Expenses	98%	117%	99%	108%
	ROCE	First	150%	First	150%

Total Weighted % Achievement			103%		118%
EBITDA Multiplier (1)			100%		130%
Payout			103%		154%	113%

(1)The Measures Achievement for the 2025 Corporate Plan reflects weighted results based on the applicable measure’s achievement under the 2025 Refining Plan and the 2025 UAN Plan based on Adjusted EBITDA achievement for the Company’s refining business and CVR Partners, respectively.

•For the 2025 UAN Plan, the UAN Committee determined that CVR Partners had achieved the Adjusted EBITDA Threshold and that such Adjusted EBITDA achievement was 310% of the Adjusted EBITDA Threshold, and as a result, applied an EBITDA Multiplier of 130%, certified to the achievement of the performance metrics at 154% of target as detailed above, and as a result, approved payout to Mr. Pytosh under the 2025 UAN Plan of $773,800, as further described in the 2025 Annual Report on Form 10-K filed with the SEC by CVR Partners on February 18, 2026. Other than Mr. Pytosh, no named executive officers received a payout under the 2025 UAN Plan.

Long-Term Incentive Awards. The Compensation Committee believes long-term incentive compensation is one of the most crucial elements of its compensation program because it aligns the interests of management with our stockholders and serves to both incentivize and retain. As part of 2025 compensation, effective December 2024, the Compensation Committee awarded to Messrs. Lamp, Neumann, Pytosh, and Wright and Ms. Buhrig incentive units of 86,842, 34,473, 27,431, 33,842, and 41,684, respectively, which vest in one-third increments each December following the date of award, subject to the terms and conditions of the award agreement, with each incentive unit representing the right to receive (i) one share of CVR Energy common stock, or (ii) a cash payment equal to the average closing price of a common share of CVR Energy for the ten trading days preceding the vest date, at the Compensation Committee’s sole discretion. As part of 2025 compensation, effective December 2024, the UAN Committee awarded to Mr. Pytosh a long-term share-based cash award of 10,261 phantom units of CVR Partners, as part of his 2025 compensation, which phantom units vest ratably over three years, subject to the terms and conditions of the award agreement, which each phantom unit representing the right to receive a cash payment equal to the average closing price of a common unit of CVR Partners for the ten trading days preceding the vest date. The long-term incentive and phantom units awarded as part of 2025 compensation were consistent with the named executive officer target awards, as determined by the Compensation Committee or UAN Committee, as applicable, representing, as a percentage of base salary, 150% for Mr. Lamp, 200% for Mr. Pytosh, and 120% for each of Messrs. Neumann and Wright and Ms. Buhrig. Other than Mr. Pytosh, no named executive officer was awarded phantom units of CVR Partners as part of 2025 compensation.

Equity Ownership Requirements. CVR Energy has not established equity ownership requirements for its executive officers. CVR Energy incentive unit awards granted prior to December 2024, were not granted under the CVR Energy LTIP and can only be settled in cash. CVR Partners phantom unit awards granted prior to December 2025, were not granted under the CVR Partners LTIP and can only be settled in cash. However, beginning with CVR Energy incentive unit awards granted in December 2024, and CVR Partners phantom unit awards granted in December 2025, which were granted under the CVR Energy LTIP and CVR Partners LTIP, respectively, the Compensation Committee or the UAN Committee, as applicable, may elect, in their sole discretion, to settle such awards in cash or in CVR Energy common stock or UAN common units, as applicable. The Compensation Committee believes the optionality to settle in either cash or securities provides the Compensation Committee with flexibility to consider the circumstances existing at the time of any vesting, including administrative burden, dilution of the ownership interests of existing stockholders, and other factors.

Hedging. We have a policy that prohibits our directors and named executive officers from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of CVR Energy securities by selling CVR Energy securities “short”, and we recommend all employees follow this practice. We also strongly recommend that directors, named executive officers and employees, as well as persons residing in their households, not trade in exchange-traded or other third-party options, warrants, puts and calls or similar instruments on CVR Energy securities, hold CVR Energy securities in margin accounts, or conduct “sales against the box” (i.e., selling of borrowed securities without ownership of sufficient shares to cover the sale).

Clawback / Recoupment of Compensation. We have a Policy for the Recovery of Erroneously Awarded Compensation applicable to executive officers that implements the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as required under the NYSE listing standards, which requires recovery of incentive-based compensation received by current or former executive officers during the three fiscal years preceding the date it is determined that the Company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure. Additionally, our long-term incentive award agreements and performance-based bonus plans contain provisions providing for cancellation, forfeiture, rescission, repayment, recoupment or claw-back, as applicable, of certain compensation paid to our employees, including our named executive officers, under certain circumstances, including in the event of (i) a restatement of CVR Energy’s financial results that would reduce (or would have reduced) the amount of any previously awarded incentive units, (ii) a determination by the Board or the Compensation Committee that the grantee of an award has engaged in misconduct (including by omission) or that an event or condition has occurred, which, in each case, would have given the Company or its subsidiaries the right to terminate the grantee’s employment for cause, (iii) misconduct or gross dereliction of duty resulting in a violation of law or Company policy and causes significant harm to the Company, or (iv) other triggering events defined in the long-term incentive award agreements and CVR Energy performance-based bonus plans. The Company did not have any accounting restatements in 2025.

Perquisites. The Company does not currently offer perquisites to its named executive officers that are not available to other employees, other than to Mr. Pytosh who in 2025 received perquisites in the form of approximately $15,609 in legal expenses incurred in connection with his employment agreement with CVR Energy dated July 28, 2025 (the “Pytosh Employment Agreement”) that were paid by CVR Energy. Other than this limited perquisite to Mr. Pytosh, no named executive officer had perquisites in 2025 with an aggregate value in excess of $10,000.

Benefits. During 2025, all named executive officers participated in the health and welfare and retirement (401(k)) plans, which are also generally available to all other qualified salaried employees, except Mr. Wright, who elected not to participate in the health and welfare benefit plans.

Severance Benefits. Mr. Lamp, has provisions in his employment agreement with CVR Energy that provide for severance benefits in the event of a termination of his employment under certain circumstances. Mr. Lamp resigned effective December 31, 2025, and as a result such amounts are reflected in other in the “Summary Compensation Table” that follows. Additionally, in 2025, all of our other named executive officers were covered by a Change in Control and Severance Plan (the “CVI Severance Plan”), which provides for severance benefits in the event of employment termination under certain circumstances. The severance to which the named executive officers may become entitled is described below in “Change-in-Control and Termination Payments.”

CVR Partners. As noted above, during 2025 a number of our executive officers, including our named executive officers other than Mr. Wright, also served as executive officers of our affiliate, the general partner of CVR Partners. All of our named executive officers receive their compensation and benefits from us, including compensation related to services performed for CVR Partners. In addition to the compensation received by Mr. Pytosh from us in 2025, he also received, as determined by the UAN Committee, a base salary and long-term incentive phantom unit and performance-based bonus awards under the UAN LTIP and the performance-based bonus plan adopted by CVR Partners. In the future, our other named executive officers may also receive equity-based awards under the UAN LTIP that may be adopted by CVR Partners for services provided to CVR Partners.

Pursuant to a Corporate Master Services Agreement (“Corporate MSA”) entered into among certain of our subsidiaries and CVR Partners, certain of its subsidiaries and its general partner, CVR Partners (or its subsidiaries or its general partner, as the case may be) pays us a monthly fee generally reflecting (a) a pro rata share of personnel costs incurred by us in connection with the employment of our employees who provide services to CVR Partners, including an allocated portion of performance-based bonuses, incentive units, and performance units issued by us to those employees, (b) a pro rata share of certain general and administrative costs based on the estimated portion of such services that are for the benefit of CVR Partners, and (c) various other administrative costs in accordance with the terms of the Corporate MSA. Additional detail regarding the Corporate MSA and our rights and obligations thereunder can be found in the section “Relationships and Related Parties.”

Tax Considerations. Section 162(m) of the Code generally limits deductions by publicly held corporations for compensation paid to its “covered employees” to the extent that the employee’s compensation for the taxable year exceeds $1.0 million. Although the Compensation Committee considers the deductibility of compensation under Section 162(m), the Compensation Committee believes that it is important to preserve flexibility in designing compensation programs and that the lost deduction on compensation payable to covered employees that exceeds the $1.0 million limit does not outweigh the benefit of being able to attract and retain talented executives. Therefore, the Compensation Committee retains the discretion to approve non-deductible compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the CD&A with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Compensation Committee

Dustin DeMaria, Chairperson
Jaffrey A. Firestone
Colin Kwak

April 21, 2026

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth the compensation for our named executive officers for the years ended December 31, 2025, 2024, and 2023. As of December 31, 2025, all of our named executive officers were employed by an indirect subsidiary of CVR Energy. The compensation shown reflects the portion of such named executive officers’ compensation defined by the Compensation Committee and attributable to services performed for our business, and the portion of such named executive officers’ compensation attributable to services performed for CVR Partners.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total

David L. Lamp, Former President and Chief Executive Officer	2025	$1,200,000	$—	$1,678,683	$2,034,000	$3,689,766	$8,602,449
	2024	1,100,000	—	1,726,419	1,831,500	27,558	4,685,477
	2023	1,100,000	—	1,592,076	1,782,100	26,658	4,500,834
Dane J. Neumann, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2025	$567,854	$200,000	$635,099	$787,400	$21,540	$2,211,893
	2024	546,013	—	685,323	746,000	21,240	1,998,576
	2023	522,500	150,000	604,967	699,000	20,286	1,996,753
Mark A. Pytosh, President and Chief Executive Officer; Former Executive Vice President—Corporate Services	2025	$670,837	$—	$1,294,183	$1,171,500	$40,173	$3,176,693
	2024	651,298	—	1,329,884	1,021,800	24,264	3,027,246
	2023	629,273	—	1,181,850	865,700	22,122	2,698,945
Melissa M. Buhrig, Executive Vice President, General Counsel and Secretary	2025	$686,721	$200,000	$768,451	$952,200	$22,242	$2,629,614
	2024	660,309	—	828,678	902,200	21,510	2,412,697
	2023	631,875	200,000	731,381	843,800	20,610	2,427,666
Michael H. Wright, Jr., Executive Vice President and Chief Operating Officer	2025	$551,681	$—	$617,385	$726,800	$23,322	$1,919,188
	2024	535,613	—	672,779	694,800	21,942	1,925,134
	2023	517,500	—	599,199	656,500	21,042	1,794,241

(1)Amounts in this column reflect the base salaries of the named executive officers. For Mr. Lamp, such amounts (i) for 2025, are as defined in the 2024 Employment Agreement, which became effective on January 1, 2025, and (ii) for 2024 and 2023, are as defined in Mr. Lamp’s prior employment agreement with CVR Energy effective December 22, 2021, which expired by its terms on December 31, 2024.
(2)Amounts in this column represent one-time cash bonuses, as approved by the Compensation Committee.
(3)Amounts in this column reflect the aggregate grant date fair value, as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“Topic 718”), of incentive units granted to each named executive officer during the periods specified in connection with or under the CVI LTIP, and additionally for Mr. Pytosh, phantom units granted in connection with or under the UAN LTIP.
(4)Amounts in this column reflect amounts earned under the CVR Energy performance-based bonus plan for the applicable year, and additionally for Mr. Pytosh, amounts earned under the CVR Partners performance-based bonus plan for the applicable year, each of which were paid in the following year. For Mr. Lamp, amounts in this column for 2025, reflect one component of “Accrued Amounts” as defined in the 2024 Employment Agreement.
(5)2025 amounts in this column reflect the following:

Name	401(k) Plan (a)	Life Insurance (b)	Other(c)
David L. Lamp	$21,000	$6,858	$3,661,908
Dane J. Neumann	21,000	540	—
Mark A. Pytosh	21,000	3,564	15,609
Melissa M. Buhrig	21,000	1,242	—
Michael H. Wright, Jr.	21,000	2,322	—
(a)Reflects employer contributions under the CVR Energy 401(k) plan.
(b)Reflects the imputed income amount that is included in taxable income for each named executive officer pursuant to the Group Term Life Insurance Plan.
(c)Reflects (i) for Mr. Lamp, the severance payment that he is expected to receive in connection with his resignation in accordance with the terms of the 2024 Employment Agreement, as defined below, of $5,114,305, excluding the value of incentive units granted to Mr. Lamp as a component of 2025 compensation under the CVR Energy LTIP reflected in the column “Stock Awards.” The incentive unit award granted to Mr. Lamp in 2025 reflected in the “Stock Awards” column was forfeited and cancelled, along with all other unvested incentive unit awards outstanding, upon his resignation on December 31, 2025, and pursuant to the 2024 Employment Agreement, he is expected to receive instead, a cash payment equal to the value of all unvested incentive units underlying each unvested incentive unit award, determined based on the average closing price of one share of CVR Energy common stock for the 10-trading days immediately preceding the date of termination, plus any accumulated but unvested dividend equivalents on such awards; and (ii) for Mr. Pytosh, $15,609 in legal expenses paid by CVR Energy incurred in connection with the Pytosh Employment Agreement. For additional information about the severance payable to Mr. Lamp under the 2024 Employment Agreement, see “Change-in-Control and Termination Payments.”

Grants of Plan-Based Awards

The following table sets forth information concerning amounts that could have been earned by our named executive officers under the 2025 CVI Plan and, additionally with respect to Mr. Pytosh, under the 2025 UAN Plan, as well as amounts that could have been earned from long-term incentive awards granted under the CVI LTIP and, with respect to Mr. Pytosh, from long-term cash phantom unit awards granted under the UAN LTIP during 2025:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)

Name	Bonus Plan / Award Type	Grant Date (3)	Threshold (4)	Target	Maximum(4)	Number of Shares of Stock or Units	Grant Date Fair Value
David L. Lamp	2025 CVI Plan	4/29/25	$75,006	$1,800,000	$4,050,000	—	—
	Incentive Units	12/10/25	—	—	—	52,972	$1,678,683
Dane J. Neumann	2025 CVI Plan	4/29/25	$28,395	$681,425	$1,533,206	—	—
	Incentive Units	12/10/25	—	—	—	20,041	$635,099
Mark A. Pytosh	2025 CVI Plan	4/29/25	$15,095	$362,252	$815,068	—	—
	2025 UAN Plan	4/29/25	22,643	543,378	1,222,600	—	—
	Incentive Units	12/10/25	—	—	—	15,797	$500,607
	Phantom Units	12/10/25	—	—	—	8,482	793,576
Melissa M. Buhrig	2025 CVI Plan	4/29/25	$34,339	$824,065	$1,854,147	—	—
	Incentive Units	12/10/25	—	—	—	24,249	$768,451
Michael H. Wright, Jr.	2025 CVI Plan	4/29/25	$27,586	$662,017	$1,489,539	—	—
	Incentive Units	12/10/25	—	—	—	19,482	$617,385

(1)Amounts in these columns reflect amounts that could have been earned by the named executive officers under the 2025 CVI Plan or under the 2025 UAN Plan (with respect to Mr. Pytosh) with respect to each performance measure, excluding the impact of any individual discretionary performance adjustments. The performance measures for 2025 were set by the Compensation Committee and the UAN Committee, as applicable, as described in the “Compensation Discussion and Analysis.”
(2)Amounts in these columns reflect the number of and grant date fair value, as calculated in accordance with Topic 718, of (i) incentive units awarded to Messrs. Lamp, Neumann, Pytosh and Wright and Ms. Buhrig during 2025 as part of 2026 compensation under the CVI LTIP; and (ii) a long-term incentive award of phantom units awarded to Mr. Pytosh during 2025 as part of 2026 compensation under the UAN LTIP. Mr. Lamp forfeited these incentive units in connection with his resignation on December 31, 2025.
(3)The Grant Date reflected for the 2025 CVI Plan and the 2025 UAN Plan reflects the date the Compensation Committee or the UAN Committee, as applicable, approved the 2025 CVI Plan and the 2025 UAN Plan, respectively.
(4)For the 2025 CVI Plan and the 2025 UAN Plan, “Threshold” represents the minimum payout thereunder, assuming CVR Energy and CVR Partners, as applicable, have satisfied the Adjusted EBITDA Thresholds and have achieved performance under one of the EH&S measures equal to the prior year performance, resulting in payout of 50% of the 8.33% measure value, or 4.167% of total target payout. For more information and full description of the 2025 CVI Plan and the 2025 UAN Plan, see “Compensation Discussion and Analysis.” However, in certain circumstances, including in the event the Adjusted EBITDA Threshold is not achieved, the named executive officers may receive payout that is less than the Threshold or zero.
(5)For the 2025 CVI Plan and the 2025 UAN Plan, “Maximum” represents the maximum payout thereunder, assuming the CVR Energy or CVR Partners, as applicable, have satisfied the Adjusted EBITDA Thresholds under the respective plan and have achieved the maximum performance for all measures with the maximum EBITDA Multiplier of 150% applied, resulting in a payout of 225% of target.

Option Grant Practices

In recent years, we have not granted stock options, stock appreciation rights or similar instruments with option-like features to our employees. We therefore (i) do not grant, and have not granted, such instruments in anticipation of the release of material nonpublic information, (ii) do not time, and have not timed, the release of material nonpublic information based on grant dates of such instruments or for the purpose of affecting the value of executive compensation and (iii) do not take, and have not taken, material nonpublic information into account when determining the timing and terms of such instruments. As options, stock appreciation rights or similar instruments with option-like features have not been an element of employee compensation in recent years, we do not have a formal policy with respect to the timing of grants thereof, and we did not grant options, stock appreciation rights or similar instruments with option-like features in 2025.

Employment Agreements

Lamp 2024 Employment Agreement with CVR Energy
On December 12, 2024, CVR Energy entered into the 2024 Employment Agreement with Mr. Lamp, which became effective on January 1, 2025, immediately following the scheduled expiration of his prior employment agreement with CVR Energy. The 2024 Employment Agreement had a two-year term that was scheduled to end on December 31, 2026, unless earlier terminated by CVR Energy or Mr. Lamp. Under the 2024 Employment Agreement, in addition to the ability to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy in effect from time to time on the same basis as other senior executives of CVR Energy and subject to the terms and conditions of such plans and programs, Mr. Lamp was also eligible to annually receive:
•A base salary of $1,200,000;
•A cash bonus with a target award equal to 150% of his annual base salary, with the actual amount of such bonus received based upon individual and/or CVR Energy performance criteria established by the Compensation Committee for the applicable fiscal year, and subject to the terms of the applicable bonus plan; and
•An award under or in connection with the CVI LTIP with an aggregate annual target award opportunity equal to 150% of his base salary (a “Lamp CEO LTIP Award”), with such awards expected to vest ratably on each of the three years following the grant date, subject to certain customary forfeiture and acceleration provisions and the terms of the applicable award agreement.
The 2024 Employment Agreement also provided Mr. Lamp with severance payments in the event his employment was terminated for any reason other than (i) by CVR Energy for Cause (as defined in the 2024 Employment Agreement), or (ii) by Mr. Lamp without Good Reason (as defined in the 2024 Employment Agreement) and without the provision of six months’ notice of termination, and required Mr. Lamp to abide by a perpetual restrictive covenant relating to non-disclosure and non-disparagement, as well as covenants relating to non-solicitation and non-competition that govern during his employment and thereafter for the period severance or supplemental disability payments are paid and, if no severance or supplemental disability payments are paid, for six months following termination of employment. Such provisions are more thoroughly described below under “Change-in-Control and Termination Payments.”
On July 28, 2025, the Compensation Committee approved, and entered into an amendment (the “Lamp Amendment”) to the 2024 Employment Agreement. The Lamp Amendment provided that Mr. Lamp could voluntarily resign his employment for any reason during the term upon not less than five months’ notice and that the Resignation Notice Requirement (as defined in the 2024 Employment Agreement) would be satisfied upon five months’ notice of Mr. Lamp’s intent to resign from CVR Energy without Good Reason (as defined in the 2024 Employment Agreement). The foregoing descriptions of the 2024 Employment Agreement and the Lamp Amendment are qualified in the entirety by reference to the full text of the 2024 Employment Agreement and the Lamp Amendment, which are filed as Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on December 12, 2024 and Exhibit 10.11 to the Company’s Quarterly Report for the period ended June 30, 2025, filed with the SEC on July 31, 2025, respectively.
On July 28, 2025, in accordance with the 2024 Employment Agreement, as amended by the Lamp Amendment, Mr. Lamp notified CVR Energy of his intention to resign without Good Reason from his position as President and Chief Executive Officer of CVR Energy, as well as from all other officer and director positions he held with CVR Energy’s direct and indirect subsidiaries, including as Executive Chairman of CVR Partners’ general partner, other than his roles as a director of CVR Energy and of the general partner of CVR Partners, in each case effective December 31, 2025. Mr. Lamp’s decision to resign from his positions with CVR Energy was not the result of any disagreement with CVR Energy or any matter relating to the operations, policies or practices of CVR Energy. Mr. Lamp’s employment and the 2024 Employment Agreement terminated on December 31, 2025, and Mr. Lamp remains as a member of the Board and the board of directors of CVR Partners’ general partner.

Pytosh Employment Agreement with CVR Energy
On July 28, 2025, in connection with Mr. Pytosh’s expected appointment as CVR Energy’s President and Chief Executive Officer following Mr. Lamp’s resignation, the Compensation Committee approved, and CVR Energy entered into the Pytosh Employment Agreement with Mr. Pytosh, which subject to the satisfaction of the conditions set forth therein, was scheduled to (and did) commence on January 1, 2026. The Pytosh Employment Agreement provides for an initial three-year term which extends automatically for successive one-year renewal terms, unless either CVR Energy or Mr. Pytosh provides six months’ notice of its or his (as applicable) intent to not extend the term. Under the terms of the Pytosh Employment Agreement, Mr. Pytosh’s base salary will be $1,100,000, and Mr. Pytosh will be eligible to receive an annual cash bonus with a target equal to 150% of his base salary under the performance-based bonus plan approved by the Compensation Committee. Mr. Pytosh is also entitled to receive an annual award equal to 150% of his base salary under or in connection with the CVI LTIP, which is expected to vest ratably on each of the first three anniversaries of the applicable grant date, subject to certain customary forfeiture and acceleration provisions and the terms of the applicable award agreement and the CVI LTIP.
The Pytosh Employment Agreement also provides that Mr. Pytosh will be eligible to receive a transaction bonus in cash equal to (x) $10,000,000 upon the consummation of a Significant CVI Transaction (as defined in the Pytosh Employment Agreement) and (y) $2,500,000 upon the consummation of a Significant UAN Transaction (as defined in the Pytosh Employment Agreement), in each case, provided that such Significant CVI Transaction or Significant UAN Transaction is consummated during the term of the Pytosh Employment Agreement or within the 60 days following a Pytosh Qualifying Termination (as defined below).
If Mr. Pytosh’s employment is terminated at any time on or after January 1, 2026, he will be entitled to the benefits outlined in the Pytosh Employment Agreement, as follows:
(a)by CVR Energy without Cause or (b) by Mr. Pytosh for Good Reason (each, a “Pystosh Qualifying Termination”). Upon a Pytosh Qualifying Termination, Mr. Pytosh will be entitled to receive the following severance payments, subject in each case to applicable deductions and withholdings, as well as other terms and conditions set forth in the Pytosh Employment Agreement, including Mr. Pytosh’s continued compliance with certain restrictive covenants and his timely execution and non-revocation of a release of claims (collectively, the “Pytosh Severance Payments”):
•A cash payment equal to 1.5 times the sum of (A) 12 months of the base salary plus (B) the average of the annual bonuses actually paid to Mr. Pytosh during the three calendar years immediately preceding the date of termination, payable in substantially equal installments over the 18-month period following the date of termination;
•A cash payment equal to the actual annual bonus that would have otherwise been earned for the year of termination, based on achievement of the individual and/or corporate performance criteria, prorated based on the date of termination (a “Pytosh Actual Pro-Rata Bonus”); and
•Accelerated vesting as to 100% of the unvested portion of any then-outstanding incentive/phantom unit awards (“Pytosh Accelerated LTIP Vesting”).
(b)Without duplication, if Mr. Pytosh experiences a Pytosh Qualifying Termination during the Change in Control Period (as defined in the Pytosh Employment Agreement), the Pytosh Severance Payments will instead be payable in a cash lump sum, provided that such lump sum payment will be reduced by any portion of the Severance Payment that was received by Mr. Pytosh prior to the consummation of the Change in Control.
(c)If Mr. Pytosh resigns without Good Reason, but provides at least six months’ notice of his intent to resign, he will receive a cash payment equal to the target annual bonus, prorated based on the date of termination (a “Pytosh Target Pro-Rata Bonus”).
(d)If the Pytosh Employment Agreement is terminated due to Mr. Pytosh’s death or disability, Mr. Pytosh will receive a Pytosh Target Pro-Rata Bonus and Pytosh Accelerated LTIP Vesting, payable in a lump sum cash payment.
The Pytosh Employment Agreement also contains other terms customary for agreements of this type, including confidentiality, non-disparagement and non-competition obligations, and supersedes all prior agreements and understandings by and between Mr. Pytosh and CVR Energy, including, without limitation, under the CVI Severance Plan. Capitalized terms used in this discussion regarding the Pytosh Employment Agreement, but not defined shall have the meaning ascribed thereto in the Pytosh Employment Agreement. The foregoing description of the Pytosh Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Pytosh Employment Agreement, which is filed as Exhibit 10.12 to the Company’s Quarterly Report for the period ended June 30, 2025, filed with the SEC on July 31, 2025.
On December 23, 2025, the Board appointed Mr. Pytosh as President and Chief Executive Officer of CVR Energy, and as a member of the Board, effective January 1, 2026.
Other than the employment agreements with Messrs. Lamp and Pytosh discussed above, none of our named executive officers have an employment agreement with CVR Energy or its subsidiaries.
Outstanding Equity Awards at Fiscal Year End 2025

The following table sets forth information concerning outstanding incentive unit awards made by CVR Energy granted in connection with or under the CVI LTIP, as well as outstanding phantom unit awards granted in connection with or under the UAN LTIP, that were held by the named executive officers as of December 31, 2025. All of the outstanding shares or units reflected below are subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments.”

			Equity Awards That Have Not Vested
Name	Award Type (1)	Grant Date	Number of Shares or Units		Market Value of Shares or Units (2)
David L. Lamp	Incentive Units	12/13/23	—	(3)	$—
	Incentive Units	12/11/24	—	(3)	—
	Incentive Units	12/10/25	—	(3)	—
Dane J. Neumann	Incentive Units	12/13/23	6,607		$177,993
	Incentive Units	12/11/24	22,982		584,662
	Incentive Units	12/10/25	20,041		509,843
Mark A. Pytosh	Phantom Units	12/13/23	3,688		$446,654
	Incentive Units	12/13/23	5,307		142,971
	Phantom Units	12/11/24	6,840		782,633
	Incentive Units	12/11/24	18,287		465,221
	Phantom Units	12/10/25	8,482		869,405
	Incentive Units	12/10/25	15,797		401,876
Melissa M. Buhrig	Incentive Units	12/13/23	7,988		$215,197
	Incentive Units	12/11/24	27,789		706,952
	Incentive Units	12/10/25	24,249		616,895
Michael H. Wright	Incentive Units	12/13/23	6,544		$176,295
	Incentive Units	12/11/24	22,561		573,952
	Incentive Units	12/10/25	19,482		495,622

(1)These incentive and phantom units vest ratably in annual installments in each of the three years following the date of grant, subject to the terms of the applicable award agreement. Incentive Units granted on December 11, 2024 and December 10, 2025, were granted under the CVI LTIP. Phantom Units granted on December 10, 2025, were granted under the UAN LTIP. All other Incentive Units and the Phantom Units reflected in this table were granted in connection with and not under the CVI LTIP and UAN LTIP, respectively.
(2)This column represents the number of unvested units outstanding on December 31, 2025, multiplied by: (a) for incentive units issued on December 10, 2025 and December 11, 2024, $25.44 (the December 31, 2025, closing price of CVR Energy common stock (the “CVI Closing Price”)); (b) for incentive units issued on December 13, 2023, $26.94 (equal to the CVI Closing Price plus $1.50 in accrued dividends); (c) for phantom units issued on December 10, 2025, $102.50 (equal to the December 31, 2025 closing price of Partnership common units (the “UAN Closing Price”)); (d) for phantom units issued on December 11, 2024, $114.42 (equal to the UAN Closing Price, plus $11.92 in accrued distributions); and (e) for phantom units issued on December 13, 2023, $121.11 (equal to the UAN Closing Price, plus $18.61 in accrued distributions).
(3)Mr. Lamp forfeited all outstanding equity awards as of December 31, 2025, in connection with his resignation, and pursuant to the 2024 Employment Agreement, will receive a cash payment equal to the value of all unvested incentive units held on the date of termination as outlined in the “Summary Compensation Table” above and in “Change-in-Control and Termination Payments” below.

Equity Awards Vested During Fiscal Year 2025

This table sets forth information concerning incentive unit awards granted by CVR Energy, as well as phantom unit awards by CVR Partners, as applicable, that vested during 2025.

		Equity Awards
Name	Award Type	Number of Shares or Units Acquired on Vesting	Value Realized on Vesting
David L. Lamp	Incentive Units	13,962	$558,201	(1)
	Incentive Units	17,388	616,926	(2)
	Incentive Units	28,948	983,653	(3)
		60,298	$2,158,780

Dane J. Neumann	Incentive Units	5,077	$202,978	(1)
	Incentive Units	6,607	234,416	(2)
	Incentive Units	11,491	390,464	(3)
		23,175	$827,858

Mark A. Pytosh	Incentive Units	4,116	$164,558	(1)
	Phantom Units	2,000	280,300	(4)
	Incentive Units	5,307	188,292	(2)
	Phantom Units	3,689	418,812	(5)
	Incentive Units	9,144	310,713	(3)
	Phantom Units	3,421	365,500	(6)
		27,677	$1,728,175

Melissa M. Buhrig	Incentive Units	6,084	$243,238	(1)
	Incentive Units	7,988	283,414	(2)
	Incentive Units	13,895	472,152	(3)
		27,967	$998,804

Michael H. Wright, Jr.	Incentive Units	5,077	$202,978	(1)
	Incentive Units	6,613	195,745	(7)
	Incentive Units	6,544	232,181	(2)
	Incentive Units	11,281	383,328	(3)
		29,515	$1,014,232

(1)The amount reflected includes a per unit value equal to (i) the average closing price of CVR Energy’s common stock in accordance with the award agreement, and (ii) $6.00 in accrued dividends.
(2)The amount reflected includes a per unit value equal to (i) the average closing price of CVR Energy’s common stock in accordance with the award agreement, and (ii) $1.50 in accrued dividends.
(3)The amount reflected includes a per unit value equal to (i) the average closing price of CVR Energy’s common stock in accordance with the award agreement, and (ii) $0.00 in accrued dividends.
(4)The amount reflected includes a per unit value equal to (i) the average closing price of CVR Partners’ common units in accordance with the award agreement, and (ii) accrued distributions of $45.23 per unit.
(5)The amount reflected includes a per unit value equal to (i) the average closing price of CVR Partners’ common units in accordance with the award agreement, and (ii) accrued distributions of $18.61 per unit.
(6)The amount reflected includes a per unit value equal to (i) the average closing price of CVR Partners’ common units in accordance with the award agreement, and (ii) accrued distributions of $11.92 per unit.
(7)The amount reflected includes a per unit value equal to (i) the average closing price of CVR Energy’s common stock in accordance with the award agreement, and (ii) $10.80 in accrued dividends.

Change-in-Control and Termination Payments

Our named executive officers are entitled to severance and other benefits from CVR Energy following the termination of their employment under certain circumstances as follows:

2024 Employment Agreement. Under the 2024 Employment Agreement, if Mr. Lamp’s employment was terminated on or at any time after January 1, 2025, he would be entitled to the following benefits:

Reason for Employment Termination	Accrued Amounts (1)	Termination Year Bonus (2)	LTIP Payout (3)	Pro Rata Future LTIP Payout (4)	Cash Payment (5)
Termination for Cause (6) or resignation without Good Reason (7) and without satisfaction of the Resignation Notice Requirement (8)	✓
Termination for any reason other than for Cause (6) or resignation without Good Reason (7) without satisfaction of the Resignation Notice Requirement (8)	✓	✓	✓	✓	✓

(1)Includes base salary earned but unpaid through date of termination or resignation, earned but unpaid annual bonus for completed fiscal years, unused accrued paid time off, unreimbursed expenses, and accrued and vested rights or benefits under any CVR Energy sponsored employee benefit plans.
(2)A cash payment equal to: (a) for a termination before December 31st, the product of (x) 150% of Mr. Lamp’s Base Salary, multiplied by (y) a fraction, the numerator of which is the number of completed months that Mr. Lamp was employed by CVR Energy for the fiscal year of termination and the denominator of which is 12, or (b) for a termination effective on December 31st, the actual annual bonus that would have otherwise been earned for the year of such termination, as determined by the Compensation Committee.
(3)A cash payment equal to the value of all unvested incentive units underlying each CEO LTIP Award held on the date of termination based on the average closing price of a share of CVR Energy common stock for the 10 trading days immediately preceding the date of termination plus any accrued but unpaid dividend equivalent rights (“Lamp LTIP Payout”).
(4)A cash payment equal to 150% of Mr. Lamp’s Base Salary, multiplied by a fraction, the numerator of which is the number of completed days between the grant date of the Lamp CEO LTIP Award received by Mr. Lamp immediately prior the date of termination and the date of termination, and the denominator of which is 365 (“Lamp Pro Rata Future LTIP Payout”).
(5)A cash payment equal to the product of $3,000,000, multiplied by a fraction, not to exceed one, (x) the numerator of which is the number of completed months from January 1, 2025, through the date of such termination, and (y) the denominator of which is 24.
(6)Cause as defined in the 2024 Employment Agreement.
(7)Good Reason as defined in the 2024 Employment Agreement.
(8)Pursuant to the 2024 Employment Agreement, as amended, Resignation Notice Requirement means, in the event of a resignation without Good Reason, providing prior written notice to CVR Energy that is equal to the lesser of (x) five months and (y) such other period as may be agreed to by the Compensation Committee.

As a condition to receiving these severance benefits under the 2024 Employment Agreement, Mr. Lamp must execute, deliver and not revoke a general release of claims and abide by restrictive covenants relating to non-solicitation and non-competition during Mr. Lamp’s employment term, and thereafter during the period he receives severance payments or supplemental disability payments, as applicable, or for six months following the end of the term (if no severance or disability payments are payable), as well as a perpetual restrictive covenant relating to non-disclosure and non-disparagement. If any payments or distributions due to Mr. Lamp would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions would be “cut back” only if that reduction would be more beneficial to him on an after-tax basis than if there was no reduction. The meaning of all terms used, but not defined in this description of these benefits to which Mr. Lamp would be entitled upon employment termination, are as defined in the 2024 Employment Agreement, and are qualified thereby in the entirety.

CVI Severance Plan. Messrs. Neumann, Pytosh and Wright and Ms. Buhrig did not have employment agreements that were effective in 2025. However, during 2025 under the CVI Severance Plan, Messrs. Neumann, Pytosh and Wright and Ms. Buhrig were generally eligible for certain payments in the event of their involuntary termination (other than for cause, as defined in the CVI Severance Plan) or their resignation for good reason (as defined in the CVI Severance Plan) in connection with a change-in-control, as follows:

Reason for Employment Termination	Accrued Amounts (1)	Severance Payments (2)	Vesting Acceleration (3)
Involuntary termination (other than for cause (4)) in connection with a change-in-control (5)	✓	✓	✓
Resignation for good reason in connection with a change-in-control (5)	✓	✓	✓

(1)The sum of any base pay earned but unpaid through the date of termination, any unused accrued paid time off in accordance with the applicable paid time off policy, any unreimbursed expenses in accordance with the applicable expense reimbursement policy, and any accrued and vested rights or benefits under any CVR Energy sponsored employee benefits plans.
(2)The sum of (a) 12 months of base pay, and (b) the average of the annual bonuses actually paid during the three calendar years immediately preceding (or for such shorter period of time or 100% of target bonus, if applicable).
(3)Accelerated vesting as to 100% of the unvested incentive awards, settled in cash and calculated based on the 20-day average closing price of a share or common unit of CVR Energy or the Partnership, as applicable, plus any accrued dividends or distributions, as applicable, declared and paid through the vest date.
(4)Cause as defined in the CVI Severance Plan.
(5)Occurring within the 120 days preceding or the 24 months following a change-in-control (as defined in the CVI Severance Plan).

Payout of these amounts is subject to various conditions, including the execution of a release agreement, a perpetual restrictive covenant relating to non-disclosure and non-disparagement and covenants relating to non-solicitation and non-competition for a period of 12 months. Effective January 1, 2026, pursuant to the terms of the Pytosh Employment Agreement, Mr. Pytosh became ineligible for benefits under the CVI Severance Plan.

Award Agreements. Under the award agreements issued under and in connection with the CVI LTIP and the UAN LTIP, each of our named executive officers is also eligible for accelerated vesting of certain unvested incentive and phantom units if such units are cancelled or if such named executive officer (a) is terminated other than for cause, or (b) is terminated due to death or disability. In such an event, the portion of any unvested incentive and phantom units scheduled to vest within 12 months of such event becomes immediately vested and the remaining portion is forfeited. Upon such accelerated vesting, the named executive officers will receive, as determined in the applicable Board or Compensation Committee’s sole discretion, (a) a cash payment equal to (i) the number of units multiplied by the average closing price of a common share of CVR Energy or common unit of the Partnership, as applicable, for the 10-trading days preceding the acceleration date, plus (ii) the per unit cash value of dividends and distributions declared and paid by CVR Energy or CVR Partners, as applicable, from the grant date to and including the acceleration date, or (b) the number of common shares or units, plus the per unit cash value of dividends and distributions declared and paid by CVR Energy or CVR Partners, as applicable, from the grant date to and including the acceleration date.

Potential Payments upon Termination or Change in Control

The following table reflects amounts payable to our named executive officers as a result of the hypothetical termination events outlined below assuming the triggering employment termination event took place on December 31, 2025. The actual payments to which a named executive officer would be entitled may only be determined based upon the actual occurrence and circumstances surrounding the termination.

Name and Severance Benefit	Death	Disability	Retirement	Termination without Cause		Resignation for Good Reason		Termination for Cause or Resignation without satisfying Notice Requirement
				(1)	(2)	(1)	(2)	(3)
David L. Lamp
Benefits Continuation	$—	$—	$—	$—	$—	$—	$—	$—
Accrued Amounts (4)	2,034,000	2,034,000	2,034,000	2,034,000	2,034,000	2,034,000	2,034,000	2,034,000
Accelerated Vesting - Incentive Units (5)	—	—	—	—	—	—	—	—
Cash Severance (6)	5,114,305	5,114,305	5,114,305	5,114,305	5,114,305	5,114,305	5,114,305	—
Total Amount	$7,148,305	$7,148,305	$7,148,305	$7,148,305	$7,148,305	$7,148,305	$7,148,305	$2,034,000

Dane J. Neumann
Benefits Continuation	$—	$—	$—	$—	$—	$—	$—	$—
Accelerated Vesting - Incentive Units (7)	672,253	672,253	—	672,253	1,472,010	—	1,472,010	—
Cash Severance (8)	—	—	—	—	1,266,254	—	1,266,254	—
Total Amount	$672,253	$672,253	$—	$672,253	$2,738,264	$—	$2,738,264	$—

Mark A. Pytosh
Benefits Continuation	$—	$—	$—	$—	$—	$—	$—	$—
Accelerated Vesting - Phantom Units (9)	$1,073,788	$1,073,788	$—	$1,073,788	$1,887,300	$—	$1,887,300	$—
Accelerated Vesting - Incentive Units (7)	$534,996	$534,996	$—	$534,996	$1,168,419	$—	$1,168,419	$—
Cash Severance (8)	$—	$—	$—	$—	$1,583,837	$—	$1,583,837	$—
Total Amount	$1,608,784	$1,608,784	$—	$1,608,784	$4,639,556	$—	$4,639,556	$—

Melissa M. Buhrig
Benefits Continuation	$—	$—	$—	$—	$—	$—	$—	$—
Accelerated Vesting - Incentive Units (7)	812,973	812,973	—	812,973	1,780,348	—	1,780,348	—
Cash Severance (8)	—	—	—	—	1,564,054	—	1,564,054	—
Total Amount	$812,973	$812,973	$—	$812,973	$3,344,402	$—	$3,344,402	$—

Michael H. Wright, Jr.
Benefits Continuation	$—	$—	$—	$—	$—	$—	$—	$—
Accelerated Vesting - Incentive Units (7)	659,863	659,863	—	659,863	1,441,189	—	1,441,189	—
Cash Severance (8)	—	—	—	—	1,218,214	—	1,218,214	—
Total Amount	$659,863	$659,863	$—	$659,863	$2,659,403	$—	$2,659,403	$—

(1)Severance payments and benefits in the event of termination without cause or resignation for good reason not in connection with a change in control.
(2)Severance payments and benefits in the event of termination without cause or resignation for good reason in connection with a change in control.
(3)As defined in the 2024 Employment Agreement.
(4)Accrued Amounts represents, as defined in the 2024 Employment Agreement, Mr. Lamp’s earned but unpaid Annual Bonus under the 2025 CVI Plan.
(5)In accordance with the 2024 Employment Agreement, upon termination of employment for any reason other than Termination for Cause or Resignation without Good Reason and without satisfying the Notice Requirement, Mr. Lamp's outstanding long-term incentive units are forfeited, and he receives instead, a cash payment equal to the LTIP Payout. Such amount is reflected in “Cash Severance” below.
(6)In accordance with the 2024 Employment Agreement, this Cash Severance amount is comprised of: (i) the Lamp LTIP Payout; plus, (ii) the Lamp Pro Rata Future LTIP Payout; plus, (iii) a one-time cash payment in an amount equal to the product of (A) $3,000,000, multiplied by (B) a fraction, not to exceed one (1), (x) the numerator of which is the number of completed months from January 1, 2025 through the date of such termination, and (y) the denominator of which is 24.
(7)For Messrs. Pytosh, Neumann and Wright and Ms. Buhrig, the accelerated vesting value upon (A) death, disability, or termination without cause not in connection with a change in control, represents, pursuant to the award agreement, the number of any unvested incentive units scheduled to vest within 12 months from December 31, 2025, multiplied by for incentive units awarded by CVR Energy (i) on December 13, 2023, the CVI 10-day Average Price, plus $1.50 in accrued dividends, (ii) on December 11, 2024, the CVI 10-day Average Price, and (iii) on December 10, 2025, the CVI 10-day Average Price, and (B) termination without cause or resignation for good reason, both in connection with a change in control represents, pursuant to the CVI Severance Plan, the number of all unvested units outstanding on December 31, 2025, multiplied by, for incentive units awarded by CVR Energy (i) on December 13, 2023, the average closing price for CVR Energy common stock for the 20-trading days preceding December 31, 2025, or $29.46 per share (the “CVI 20-day Average Price”), plus $1.50 in accrued dividends, (ii) on December 11, 2024, the CVI 20-day Average Price, and (iii) on December 10, 2025, the CVI 20-day Average Price.
(8)For Messrs. Pytosh, Neumann and Wright and Ms. Buhrig, cash severance amounts upon termination without cause or resignation for good reason, both in connection with a change in control include, as defined under the CVI Severance Plan, a lump sum of 12 months’ base pay plus a sum equal to the average of the annual bonuses actually paid during the immediately preceding three full calendar years in which they served as a named executive officer.
(9)For Mr. Pytosh, the accelerated vesting value upon (A) death, disability, or termination without cause not in connection with a change in control, represent, pursuant to the award agreement, the number of any unvested phantom units scheduled to vest within 12 months from December 31, 2025, multiplied by for phantom units granted by the Partnership (i) on December 13, 2023, the average closing price for Partnership common units for the 10 trading days preceding December 31, 2025, or $97.06 per unit (the “UAN 10-day Average Price”), plus $18.61 in accrued distributions, (ii) on December 11, 2024, the UAN 10-day Average Price, plus $11.92 in accrued distributions, and (iii) on December 10, 2025, the UAN 10-day Average Price; and (B) termination without cause or resignation for good reason, both in connection with a change in control, represents pursuant to the CVI Severance Plan, the number of all unvested phantom units outstanding on December 31, 2025, multiplied by, for phantom units awarded by the Partnership (i) on December 13, 2023, the average closing price for Partnership common units for the 20 trading-days preceding December 31, 2025, or $91.38 per unit (the “UAN 20-day Average Price”), plus $18.61 in accrued distributions, (ii) on December 11, 2024, the UAN 20-day Average Price plus $11.92 in accrued distributions, and (iii) on December 10, 2025, the UAN 20-day Average Price.

Pay Ratio

For 2025, to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Principal Executive Officer (“PEO”), Mr. Lamp, our President and Chief Executive Officer, we used the following methodology and made the following material assumptions, adjustments, and estimates:
(1)We determined that, as of December 31, 2025, the number of employees of the Company and its consolidated subsidiaries consisted of 1,531 individuals, excluding our PEO.
(2)To identify the “median employee” from the employee population, we compared the amount of annual total compensation of such employees for 2025 determined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which consisted of salary, bonus, non-equity incentive plan compensation and other compensation. We “annualized” the compensation of our full-time and part-time permanent employees as of December 31, 2025, to adjust for the portion of the year that the employee did not work, if applicable. We did not make any cost-of-living adjustments in identifying the “median employee.”
(3)To identify the annual total compensation of our median employee, we included the elements of such employee’s compensation for 2025 determined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Based on this methodology, we estimate that the ratio of the annual total compensation of our PEO to the median of the annual total compensation of all employees for 2025 was as follows:

Annual total compensation of Median Employee (1)	$147,026
Annual total compensation of PEO	$8,602,449
PEO Pay Ratio	59:1

(1)Excludes our PEO.

The totals and pay ratio described above are reasonable estimates calculated in a manner consistent with Item 402(u) of Regulation S-K.

Pay versus Performance

SEC rules require us to disclose the following information regarding named executive officer compensation in relation to certain financial performance information about the Company.

2025 Pay versus Performance Table

	CEO (1)		Other NEOs (1)		Value of Initial Fixed $100 Investment Based on:		(in millions)
Year	Summary Compensation Table Total for CEO (2)	Compensation “Actually Paid” to CEO (3)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers (2)	Average Compensation “Actually Paid” to Non-CEO Named Executive Officers (3)	Total Shareholder Return (4)	Peer Group Total Shareholder Return (5)	Net Income (6)	Adjusted EBITDA (7)
2025	$8,602,449	$6,541,777	$2,484,347	$3,124,468	$267	$314	$90	$393
2024	4,685,477	3,771,559	2,340,913	2,111,427	197	236	45	317
2023	4,500,834	5,326,807	2,229,401	2,530,474	303	324	878	1,164
2022	4,320,837	7,652,325	2,041,230	3,691,411	273	278	644	1,369
2021	3,910,359	4,620,202	1,330,721	2,353,266	127	137	74	301

(1)Our principal executive officer for each of the years indicated was our former CEO, Mr. Lamp. Our named executive officers other than our CEO (“Other NEOs”) were as follows:

2025	2024	2023	2022	2021
Dane J. Neumann	Dane J. Neumann	Dane J. Neumann	Dane J. Neumann	Dane J. Neumann
Mark A. Pytosh	Mark A. Pytosh	Mark A. Pytosh	Mark A. Pytosh	Mark A. Pytosh
Melissa M. Buhrig	Melissa M. Buhrig	Melissa M. Buhrig	Melissa M. Buhrig	Melissa M. Buhrig
Michael H. Wright, Jr.	Michael H. Wright, Jr.	Michael H. Wright, Jr.	Michael H. Wright, Jr.	C. Douglas Johnson
Tracy Jackson*
David Landreth*
*    Ms. Jackson resigned in August 2021, and prior to her resignation was the Company’s Executive Vice President and Chief Financial Officer; Mr. Landreth retired in March 2021, and prior to his retirement served as the Company’s Executive Vice President and Chief Commercial Officer.
(2)Reflects, for our CEO, the total compensation reported in the Summary Compensation Table and for the Other NEOs, the average total compensation reported in the Summary Compensation Table in each of the years indicated.
(3)The compensation “actually paid” to our CEO and the average compensation “actually paid” to the Other NEOs in each of the years indicated has been computed in accordance with Item 402(v) of Regulation S-K. These amounts do not represent compensation actually earned, realized, or received by our CEO or the Other NEOs, but instead reflect the adjustments required by Item 402(v) of Regulation S-K to the amounts reported in the Summary Compensation Table for our CEO and the Other NEOs as detailed in the tables below in this note 3:

Compensation “Actually Paid” to CEO and Other NEOs
Year		As Reported in Summary Compensation Table (a)		Equity Award Adjustments					Total Compensation “Actually Paid”
		Total	Stock Awards	Year End Fair Value of Awards Granted During Year and Unvested as of Year End (b)	Year over Year Change in Fair Value of Awards Unvested for Entire Year (c)	Change in Fair Value of Awards that Vest when Granted in a Prior Year (d)	Accrued Distributions Paid at Vesting (e)	Forfeiture of Awards Granted in Prior Year (f)
CEO
2025	(g)	$8,602,449	$(1,678,683)	$—	$—	$918,942	$109,854	$(1,410,785)	$6,541,777
2024		4,685,477	(1,726,419)	1,627,419	(563,411)	(622,480)	370,973	—	3,771,559
2023		4,500,834	(1,592,076)	1,580,600	(54,186)	(30,659)	922,294	—	5,326,807
2022		4,320,837	(1,247,425)	1,312,770	1,352,409	1,245,482	668,252	—	7,652,325
2021		3,910,359	(1,196,795)	1,219,280	191,682	89,723	405,953	—	4,620,202

Compensation “Actually Paid” to CEO and Other NEOs
Year	As Reported in Summary Compensation Table (a)		Equity Award Adjustments					Total Compensation “Actually Paid”
	Total	Stock Awards	Year End Fair Value of Awards Granted During Year and Unvested as of Year End (b)	Year over Year Change in Fair Value of Awards Unvested for Entire Year (c)	Change in Fair Value of Awards that Vest when Granted in a Prior Year (d)	Accrued Distributions Paid at Vesting (e)	Forfeiture of Awards Granted in Prior Year (f)
Other NEOs
2025	$2,484,347	$(828,780)	$711,854	$252,642	$396,129	$108,276	$—	$3,124,468
2024	2,340,913	(879,166)	838,716	(206,272)	(179,409)	196,645	—	2,111,427
2023	2,229,401	(779,349)	782,206	(82,404)	(310,246)	690,866	—	2,530,474
2022	2,041,230	(723,600)	784,786	534,193	649,092	405,710	—	3,691,411
2021	1,330,721	(436,378)	442,793	788,633	444,708	91,482	(308,693)	2,353,266

(a)Reflects, for our CEO, the applicable amounts reported in the Summary Compensation Table and for the Other NEOs, the average of the applicable amounts reported in the Summary Compensation Table in each of the years indicated.
(b)Reflects, with respect to our CEO, the fair value and with respect to the Other NEOs, the average of the fair values, as of the end of the covered year of awards granted in the covered year that remained outstanding and unvested (in whole or in part) as of the end of the covered year.
(c)Reflects, with respect to our CEO, the change in fair value, and with respect to the Other NEOs, the average change in fair values, from the end of the prior year to the end of the covered year of awards granted in a prior year that remained outstanding and unvested (in whole or in part) as of the end of the covered year.
(d)Reflects, with respect to our CEO, the change in fair value, and with respect to the Other NEOs, the average change in fair values, from the end of the prior year to the day awards became vested in the covered year, in accordance with the award agreements, when such awards were granted in a prior year.
(e)Reflects, with respect to our CEO, the value, and with respect to the Other NEOs, the average value of accrued distributions paid on the date awards became vested.
(f)Reflects, with respect to our CEO, the fair value, and with respect to the Other NEOs, the average of the fair values, as of the end of the prior year of awards that failed to vest and were forfeited in the covered year.
(g)Upon Mr. Lamp’s resignation as CEO on December 31, 2025 and pursuant to the 2024 Employment Agreement, all of his unvested incentive unit awards outstanding were forfeited and cancelled, and he is expected to receive instead, a cash payment equal to the value of all unvested incentive units underlying each unvested incentive unit award, determined based on the average closing price of one share of CVR Energy common stock for the 10-trading days immediately preceding the date of termination, plus any accumulated but unvested dividend equivalents on such awards, or $3,510,743, which amount represents the value of the forfeited outstanding incentive units awarded in 2025, 2024, and 2023 that underlie the amounts in the columns entitled “Stock Awards” and “Forfeiture of Awards Granted in Prior Year.”
(4)For each covered year, represents the cumulative total stockholder return on an initial fixed $100 investment in CVR Energy common stock from December 31, 2020 through December 31 of each covered year.
(5)The “Peer Group TSR” set forth in this table utilizes a custom group of peer companies, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our 2025 Annual Report. This “Peer Group” is comprised of Delek US Holdings, Inc. (NYSE: DK); HF Sinclair Corporation (NYSE: DINO); Marathon Petroleum Corp. (NYSE: MPC); Par Pacific Holdings, Inc. (NYSE: PARR); PBF Energy Inc. (NYSE: PBF); and Valero Energy Corporation (NYSE: VLO). For each covered year, represents the cumulative total stockholder return on an initial fixed $100 investment in the Peer Group from December 31, 2020 through December 31 of each covered year.
(6)Represents the amount of Net Income reflected in our consolidated financial statements for each covered year.
(7)The Company determined Adjusted EBITDA to be the most important financial performance measure used to link Company performance to compensation “actually paid” to our CEO and the Other NEOs in 2025. Adjusted EBITDA is a non-GAAP financial measure. For an explanation of how we use Adjusted EBITDA and a reconciliation, please see “Non-GAAP Reconciliations” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in the 2025 Annual Report. This performance measure may not have been the most important financial performance measure for the years reflected, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

2025 Pay Versus Performance Relationships

The following graphical comparisons illustrate the relationships of the compensation “actually paid” to the CEO and the average compensation “actually paid” to the Other NEOs to (i) CVR Energy’s TSR and the Peer Group TSR, (ii) CVR Energy’s net income, and (iii) Adjusted EBITDA.

Compensation Actually Paid versus CVR Energy TSR and Peer Group TSR
Compensation Actually Paid
10,000,000
7,500,000
5,000,000
2,500,000
0
Total Shareholder Return
400
300
200
100
0
2021
2022
2023
2024
2025
CEO Actually Paid
Other NEOs Actually Paid
CVR Energy TSR
Peer Group TSR

Compensation Actually Paid versus Net Income (Loss)
10,000,000
7,500,000
5,000,000
2,500,000
0
Compensation Actually Paid
1,000
500
0
(500)
Net Income (Loss) (in millions)
2021
2022
2023
2024
2025
CEO Actually Paid
Other NEOs Actually Paid
Net Income

Compensation Actually Paid versus Adjusted EBITDA

10,000,000
7,500,000
5,000,000
2,500,000
0
Compensation Actually Paid
1,500
1,000
500
0
Adjusted EBITDA (in millions)
2021
2022
2023
2024
2025
CEO Actually Paid
Other NEOs Actually Paid
Adjusted EBITDA

Tabular List of Most Important Financial Performance Measures

The table below contains an unranked list of the most important financial performance measures we use to link executive compensation “actually paid” to performance.

Adjusted EBITDA
TSR
Operational Reliability

PROPOSAL 2
APPROVE, ON AN ADVISORY BASIS, OUR NAMED EXECUTIVE OFFICER COMPENSATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed under “Compensation Discussion and Analysis,” the Summary Compensation Table, and the related compensation tables, notes, and narratives in this Proxy Statement.

Recommendation of the Board

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our Compensation Committee has established executive compensation programs that are based on our pay-for-performance philosophy designed primarily with the following goals in mind:
•Aligning named executive officer and stockholder interests;
•Attracting and retaining quality leadership; and
•Supporting a pay-for-performance philosophy.

Please read the “Compensation Discussion and Analysis” contained herein, along with the Summary Compensation Table and the related compensation tables, notes, and narratives, which describes in greater detail our compensation philosophy and programs, as well as detailed information on the compensation of our named executive officers. The Board recommends you approve the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Vote Required

The affirmative vote of the holders of a majority of the stock having the voting power present in person (virtually) or represented by proxy is required for Proposal 2 to be approved on an advisory basis. If you “ABSTAIN” from voting with respect to this Proposal 2, it has the same effect as a vote “AGAINST” the proposal. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the approval, on an advisory basis, of our named executive officer compensation. Broker non-votes, if any, will have no effect on this Proposal 2.

Advisory Vote

This vote is advisory, and will not be binding on the Company, our Board or our Compensation Committee. Although this vote is advisory and non-binding, the Compensation Committee values your opinion and expects to consider the voting results when making future decisions on named executive officer compensation. We currently intend to conduct advisory votes on named executive officer compensation annually.

AUDIT COMMITTEE REPORT

During 2025, the Audit Committee consisted of Messrs. Jaffrey A. Firestone and Stephen A. Mongillo and Ms. Heidenreich Voliva, each of whom was affirmatively determined by our Board to be “independent” and “financially literate” under the rules and regulations of the NYSE and the SEC, as applicable. The Audit Committee is led by its Chairperson, Mr. Mongillo, who has been affirmatively determined by our Board to be an “audit committee financial expert” under the requirements of the NYSE.

The Audit Committee conducted four meetings during 2025, and also held informal meetings with management, the internal auditors, and our independent auditor, Grant Thornton LLP (“Grant Thornton”), during 2025. Among other matters, the Audit Committee:
•Discussed with the Company’s internal auditors and Grant Thornton the overall scope and plans for their respective audits and the results of their examinations and evaluations of the Company’s internal controls;
•Reviewed and discussed the audited consolidated financial statements contained in the Company’s 2025 Annual Report and matters related to Section 404 of the Sarbanes-Oxley Act with management and Grant Thornton and received the opinion of both that the Company prepared its consolidated financial statements in accordance with generally accepted accounting principles (“GAAP”);
•Discussed with Grant Thornton its independence and matters required to be discussed with the audit committees under GAAP including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16 (codified as Auditing Standard No. 1301) “Communication with Audit Committees”, as amended, supplemented or superseded, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);
•Received the written disclosures and letter from Grant Thornton required by applicable requirements of PCAOB Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence and the advice of Grant Thornton that neither it nor any of its members has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries; and
•Reviewed the audit and non-audit services performed by and the amount of fees paid for such services to Grant Thornton and considered whether Grant Thornton’s provision of services to the Company beyond those rendered in connection with its audit and reviews of the Company’s consolidated financial statements was compatible with maintaining its independence.

However, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work and relies without independent verification on the information provided to it and on the representations by management and Grant Thornton.

Based on the foregoing review, discussions, and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its 2025 Annual Report filed with the SEC. This report is respectfully submitted by the Audit Committee.

Audit Committee

Stephen Mongillo, Chairperson
Jaffrey A. Firestone
Julia Heidenreich Voliva

April 21, 2026

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed by Grant Thornton to the Company and its subsidiaries for professional services and other services in the following categories and amounts for the fiscal years ended December 31, 2025 and 2024:

	2025	2024
Audit Fees (1)	$2,313,701	$2,031,350
Audit-Related Fees (2)	27,518	27,518
Tax Fees	—	—
All Other Fees (3)	—	—
Total Fees Billed	$2,341,219	$2,058,868

(1)Audit Fees consist of fees for the audit of the Company’s consolidated annual financial statements filed with the SEC, quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act, and consents and consultations on financial accounting and reporting standards arising during the course of audits, reviews, and filings. In addition, these amounts include fees for the annual audit and quarterly reviews of the Company’s affiliate, CVR Partners.
(2)Audit-Related Fees consist of fees for audit-related services of subsidiary entities and benefit plan audits.
(3)All Other Fees consist of fees for consultations on matters arising outside the course of audits, reviews, filings, and agreed upon procedures performed for statutory reporting and benefit plan audits.

The Audit Committee has considered whether the non-audit services provided by Grant Thornton were compatible with maintaining Grant Thornton’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of Grant Thornton as the Company’s independent registered public accounting firm during the firm’s appointment as the Company’s independent auditor.

Audit Committee’s Pre-Approval Policies and Procedures

Our policies and procedures for pre-approval of audit services and permitted non-audit services require that the Audit Committee approve in advance all audit and permitted non-audit services provided by our independent registered public accounting firm and also requires the Audit Committee to establish periodically and to approve in advance the fee levels for all services performed by the independent auditor. The Audit Committee has also authorized any Audit Committee member to pre-approve audit, audit-related, tax, and other non-audit services up to $100,000, provided that the committee member shall timely report to the full committee each specific service pre-approved by them with copies of all supporting documentation. All of the services performed by the independent auditor in 2025 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee.

PROPOSAL 3
RATIFY THE APPOINTMENT OF OUR INDEPENDENT AUDITOR FOR 2026

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.

Our Audit Committee is responsible for appointing, replacing, compensating and overseeing the work of our independent auditor. Grant Thornton LLP (“Grant Thornton”), an independent registered accounting firm, has served as the Company’s independent auditor since August 2013. See “Audit Committee Report” above for further information.

Recommendation of the Board

The Audit Committee has appointed Grant Thornton as our independent auditor to audit our books and accounts and to examine the Company’s financial statements for the year ending December 31, 2026. The Board has directed that this appointment be submitted to our stockholders for ratification at the Annual Meeting. We expect a representative of Grant Thornton to be in attendance at the Annual Meeting.

Vote Required

The affirmative vote of the holders of a majority of the stock having the voting power present in person (virtually) or represented by proxy is required for Proposal 3 to be approved. If you “ABSTAIN” from voting with respect to this Proposal 3, it has the same effect as a vote “AGAINST” the proposal. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2026. No broker non-votes are expected for this Proposal 3.

EQUITY COMPENSATION PLANS

The table below contains information about securities authorized for issuance under the CVI LTIP or as otherwise approved by the Compensation Committee as of December 31, 2025. The CVI LTIP was initially approved by our stockholders in October 2007 and re-approved by our stockholders in June 2014, June 2017, and June 2025.

Equity Compensation Plan Information (1)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a)) (c)
Equity compensation plans approved by security holders:
CVR Energy, Inc. Long Term Incentive Plan	—	$—	7,545,059	(2)
Equity compensation plans not approved by security holders:
None	—	—	—
Total	—	$—	7,545,059

(1)As of December 31, 2025, there are 1,359,330 outstanding awards under the CVI LTIP, and the remaining incentive unit awards outstanding and unvested are to be settled in cash and are issued in connection with (and not under) the CVI LTIP.
(2)Represents shares of common stock that remain available for future issuance pursuant to the CVI LTIP in connection with awards of stock options, non-vested restricted shares, restricted stock units, stock appreciation rights, dividend equivalent rights, share awards, and performance awards.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS

The following table presents information regarding beneficial ownership of our common stock as of the Record Date, unless otherwise noted, by:
•each of our current directors and nominees for director;
•each of our named executive officers;
•each stockholder known by us to beneficially hold five percent or more of our common stock; and
•all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the business address for each of the beneficial owners listed in the table is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

Beneficial Owner Name	Shares Beneficially Owned
	Number	Percent (1)
Carl C. Icahn (2)	71,201,875	70.8%
Dustin DeMaria	—	—
Jaffrey A. Firestone	—	—
Robert E. Flint	—	—
Brett Icahn	—	—
Colin Kwak	—	—
David L. Lamp	—	—
Stephen Mongillo	—	—
Mark A. Pytosh	—	—
Mark J. Smith	—	—
Julia Heidenreich Voliva	—	—
Melissa M. Buhrig	—	—
Dane J. Neumann	—	—
Michael H. Wright, Jr.	—	—
All directors and executive officers, as a group (13 persons)	—	—

(1)Percentage based upon 100,530,599 shares of common stock outstanding.
(2)This disclosure is based on: (a) a Schedule 13D/A filed with the SEC on April 15, 2025, as amended by the Schedule 13D/A filed on February 24, 2026, by Icahn Enterprises Holdings L.P. (“IEP Holdings”), Icahn Enterprises G.P. Inc. (“IEP GP”), and Carl C. Icahn (collectively, the “Icahn Reporting Persons”), indicating that: (i) the principal business address of each of the Icahn Reporting Persons is 16690 Collins Avenue, Suite PH-1, Sunny Isles Beach, FL 33160; and (ii) each of IEP Holdings, IEP GP, and Mr. Icahn has shared voting power and shared dispositive power with regard to 71,201,875 shares of the Company’s common stock; and (b) a Form 4 filed by the Icahn Reporting Persons on February 24, 2026, indicating that the Icahn Reporting Persons beneficially own 71,201,875 shares of the Company’s common stock and that: (i) IEP Energy Holding LLC (“IEP Energy Holding”) and American Entertainment Properties Corp. (“AEP”) directly holds shares of the Company’s common stock; (ii) AEP owns a 100% interest in IEP Energy Holding; (iii) AEPC Holdings LLC (“AEPC Holdings”) owns 100% of the equity of AEP; (iv) IEP Holdings owns a 100% interest in AEPC Holdings; (v) Icahn Enterprises L.P. owns a 99% limited partner interest in IEP Holdings; (vi) Mr. Icahn is the indirect holder of approximately 87% of the issued and outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P.; (vii) IEP GP is the general partner of and owns a 1% general partner interest in each of IEP Holdings and Icahn Enterprises L.P.; (viii) IEP GP is 100% owned by Beckton Corp (“Beckton”); (ix) Beckton is 100% owned by Mr. Icahn; (x) each of IEP Energy Holding, AEP, IEP Holdings, IEP GP, Beckton and Mr. Icahn disclaims beneficial ownership of the Company’s shares of common stock except to the extent of his or its pecuniary interest therein, if any; and (xi) the address for the Icahn Reporting Persons is c/o Icahn Associates Holding LLC, 16690 Collins Avenue, PH-1, Sunny Isles Beach, FL 33160.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes related party transactions between the Company and its directors, executive officers, and 5% stockholders (and entities controlled by such persons, including CVR Partners) that occurred during the year ended December 31, 2025.

Transactions with IEP and its Affiliates

As of December 31, 2025, IEP and its affiliates owned approximately 70% of our outstanding common stock. As of April 21, 2026, IEP and its affiliates owned approximately 71% of our outstanding common stock.

Transactions with Other Affiliates

Enable Pipeline Joint Venture

Through our subsidiaries, we own a 40% interest in a joint venture (the “Enable JV”), which operates a 12-inch 26-mile crude oil pipeline with a capacity of approximately 80,000 barrels per day that is connected to the Wynnewood Refinery. As of December 2021, the remaining 60% interest in the Enable JV is owned by a subsidiary of Energy Transfer LP, which also serves as the operator of the pipeline owned by the Enable JV.

Through our subsidiaries, we are party to a transportation agreement, effective September 19, 2016, as part of the Enable JV for an initial term of 20 years under which the Enable JV provides transportation services for crude oil purchased within a defined geographic area. Additionally, we entered into a terminalling services agreement, effective September 19, 2016, with the Enable JV under which we receive access to Enable JV’s terminal in Lawrence, Oklahoma to unload and pump crude oil into Enable JV’s pipeline for an initial term of 20 years. For the year ended December 31, 2025, we incurred costs of $13 million under the transportation agreement with the Enable JV. As of December 31, 2025, the Consolidated Balance Sheets of the Company included a liability of $1 million to the Enable JV.

CVR Partners Joint Venture

In January 2023, CVR Partners and its subsidiary, Coffeyville Resources Nitrogen Fertilizers, LLC (“CRNF”), entered into a series of agreements with CapturePoint LLC, an unaffiliated Texas limited liability company, and certain unaffiliated third-party investors intended to qualify under the IRS safe harbor, described in Revenue Procedure 2020-12, for certain joint ventures that are eligible to claim certain tax credits under Section 45Q of the Internal Revenue Code of 1986, as amended (“Section 45Q Credits”) and allow us to monetize Section 45Q Credits we expect to generate from January 6, 2023 until March 31, 2030 (the “45Q Transaction”) for certain carbon oxide capture and sequestration activities conducted at or in connection with CVR Partners’ Coffeyville nitrogen fertilizer facility (“Coffeyville Fertilizer Facility”). Among other items, the 45Q Transaction resulted in the creation of CVR-CapturePoint Parent LLC (“CVRP JV”) in which CVR Partners has a 50% interest. For the year ended December 31, 2025, we received distributions of $7 million.

Transactions with CVR Partners

Background

Prior to our initial public offering, we created and transferred our nitrogen fertilizer business to CVR Partners, and in April 2011, CVR Partners consummated its initial public offering. To effectuate CVR Partners’ initial public offering, the general and limited partners of CVR Partners entered into a new limited partnership agreement, and CVR Energy or its subsidiaries entered into a series of new agreements, and amended and restated certain of our existing intercompany agreements with CVR Partners and CRNF. These agreements were not the result of arm’s-length negotiations, and the terms of these agreements are not necessarily at least as favorable to the parties to these agreements as terms which could have been obtained from unaffiliated third parties.

Omnibus Agreement

We are party to an omnibus agreement with CVR Partners and its general partner, pursuant to which CVR Partners has agreed that we will have a preferential right to acquire any assets or group of assets that do not constitute assets used in a fertilizer restricted business. In determining whether to exercise any preferential right under the omnibus agreement, we will be permitted to act in our sole discretion, without any fiduciary obligation to CVR Partners or its unitholders whatsoever. These obligations will continue so long as we own at least 50% of CVR Partners’ general partner. There was no activity reported under this agreement during the year ended December 31, 2025.

Coffeyville MSA

Under the Coffeyville MSA, CRNF and an indirect, wholly owned subsidiary of CVR Energy (“CVR Energy Subsidiary”) are party to various services, including cross easements, hydrogen purchase and sale, raw water and facilities sharing, pet coke supply, feedstock and shared services, and a lease. The Coffeyville MSA provides for monthly payments for all goods and services supplied under the Coffeyville MSA and is in effect until terminated in writing, in whole or in part, by either party, or until terminated automatically in the event a party falls out of common control with the other party.

For the year ended December 31, 2025, net payments from CRNF to the CVR Energy Subsidiary pursuant to the Coffeyville MSA were approximately $13 million. As of December 31, 2025, CVR Partners’ Consolidated Balance Sheets reflected a net payable of $1 million due to CVR Energy.

Corporate MSA

Under the Corporate MSA, the general partner of CVR Partners (the “General Partner”) and CVR Partners and its subsidiaries, as “service recipients” thereunder, obtain certain management and other administrative and professional services from our indirect, wholly owned subsidiary, CVR Services, LLC (“CVR Services”). The Corporate MSA provides for payment by each service recipient, including the General Partner and CVR Partners and its subsidiaries, of a monthly fee for goods and services supplied thereunder, subject to an annual true up, as well as pass-through of any direct costs incurred on behalf of a service recipient without markup. Any party may terminate the Corporate MSA upon at least 90 days’ notice.

For the year ended December 31, 2025, net payments from CVR Partners’ subsidiaries to CVR Services pursuant to the Corporate MSA were approximately $29 million. As of December 31, 2025, CVR Partners’ Consolidated Balance Sheets reflected a net payable of $3 million due to CVR Services.

Environmental Agreement

Certain of our subsidiaries are parties to an environmental agreement with CRNF which provides for certain indemnification and access rights in connection with environmental matters affecting our Coffeyville Refinery and CRNF’s Coffeyville Fertilizer Facility. To the extent that liability arises from environmental contamination that is caused by our Coffeyville Refinery but is also commingled with environmental contamination caused by CRNF’s Coffeyville Fertilizer Facility, our Coffeyville Refinery may elect, in its sole discretion and at its own cost and expense, to perform government mandated environmental activities relating to such liability, subject to certain conditions and provided that it does not waive any rights to indemnification or compensation otherwise provided for in the agreement. No liability under this agreement was recorded as of December 31, 2025.

Terminal and Operating Agreement

One of our indirect wholly owned subsidiaries entered into a lease and operating agreement with CRNF, under which CRNF leases the premises located at Phillipsburg, Kansas to be utilized as a UAN terminal. The initial term of the agreement will expire in May 2032, provided, however, CRNF may terminate the lease at any time during the initial term by providing 180 days prior written notice. In addition, this agreement will automatically renew for successive five-year terms, provided that CRNF may terminate the agreement during any renewal term with at least 180 days written notice. Under the terms of this agreement, CRNF will pay for UAN placed into and taken out of the terminal, as well as to lease the premises. For the year ended December 31, 2025, the aggregate amount of payments made by CRNF to our subsidiary under this agreement was nominal.

CVR Partners Amended and Restated Registration Rights Agreement

CVR Partners entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with CVR Services, pursuant to which CVR Partners may be required to register the sale of CVR Partners common units that CVR Services holds. Under the Registration Rights Agreement, CVR Services has the right to request that CVR Partners register the sale of common units held by CVR Services on six occasions, including requiring CVR Partners to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, CVR Services and its permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if CVR Partners elects to register any of its equity interests. The Registration Rights Agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All CVR Partners common units held by CVR Services and any permitted transferee will be entitled to these registration rights, except that the demand registration rights may only be transferred in whole and not in part.

Related Party Transaction Policy

Our Board has adopted a Related Party Transaction Policy, which is designed to monitor and ensure the proper review, approval, ratification, and disclosure of our related party transactions. This policy applies to any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which we were, are, or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has, or will have a direct or indirect material interest. The Audit Committee must review, approve, and ratify a related party transaction if such transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, which the Audit Committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third-party, unless the Audit Committee otherwise determines the transaction is not in our best interests. Any related party transaction or modification of such transaction that our Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction does not need to be approved or ratified by our Audit Committee. In addition, related party transactions involving compensation will be approved by our Compensation Committee in lieu of our Audit Committee.

In addition, the charter for the Audit Committee provides that the Audit Committee will review, approve, and ratify transactions in which a potential conflict of interest exists or arises between the Company or any of its subsidiaries (including the general partner of CVR Partners acting on its own behalf and not on behalf of CVR Partners), on the one hand, and CVR Partners or any of its subsidiaries, on the other hand.

2027 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

In accordance with our By-Laws, to be considered for inclusion in our Proxy Statement for the 2027 Annual Meeting of Stockholders, stockholder proposals must be received by our Secretary at the address below no later than the close of business on December 22, 2026. Such proposals must meet the requirements set forth in our By-Laws and must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

For a stockholder proposal that is intended to be presented at an annual meeting but not presented to us for inclusion in our Proxy Statement under Rule 14a-8, or to nominate an individual for election at our annual meeting for 2027, in general, the stockholder’s notice must be received by the Secretary no earlier than February 4, 2027 and no later than March 6, 2027 and meet the requirements set forth in our By-Laws. However, if the date of our 2027 Annual Meeting of Stockholders is held more than 30 days before or after June 4, 2027, then the stockholder’s notice, in order to be considered timely, must be received by the Secretary no later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2027 annual meeting was mailed or public disclosure of such date was made.

Stockholders can suggest director candidates for consideration by writing to the attention of the General Counsel and Secretary at the address below. Stockholders should provide the candidate’s name, biographical data, qualifications, and the candidate’s written consent to being named as a nominee in our proxy statement and to serve as a director, if elected. Stockholders should also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. The Board may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. In addition to satisfying the foregoing requirements under our By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 5, 2027. However, if the date of our 2027 Annual Meeting of Stockholders is held more than 30 days before or after June 4, 2027, then the notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

If the number of directors to be elected at the 2027 Annual Meeting will be increased and there is no public announcement naming the nominees for the additional directorships prior to February 24, 2027, a stockholder’s notice will be considered timely with respect to the nominees for the additional directorships if it is received by the Secretary no later than the close of business on the tenth day after the day on which such public announcement is first made.

Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: General Counsel & Secretary

The General Counsel and Secretary will forward the proposals and recommendations to the Governance Committee for consideration. We reserve the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with the procedures described above and other applicable requirements. In addition, a proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on June 3, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CVI2026**

You may attend the Annual Meeting via the internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

If you encounter any difficulties accessing the virtual Annual Meeting, please call the number that will be posted on the virtual Annual Meeting login page.

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on June 3, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V89866-P47057 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CVR ENERGY, INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE "FOR ALL" NOMINEES LISTED IN PROPOSAL 1:

	For All	Withhold All	For All Except
1. To elect ten directors for terms of one year each, to serve until their successors have been duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert E. Flint
02) Dustin DeMaria
03) Jaffrey A. Firestone
04) Brett Icahn
05) Colin Kwak
06) David L. Lamp
07) Stephen Mongillo
08) Mark A. Pytosh
09) Mark J. Smith
10) Julia Heidenreich Voliva

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE "FOR" PROPOSALS 2 AND 3:

	For	Against	Abstain
2. To approve, on an advisory basis, our named executive officer compensation.	☐	☐	☐
3. To ratify the appointment of Grant Thornton LLP as CVR Energy, Inc.'s independent registered public accounting firm for 2026.	☐	☐	☐

NOTE: Such other matters as may properly come before the meeting or any adjournments or postponements thereof will be voted on by the proxy holders in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report on Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

V89867-P47057

CVR ENERGY, INC.
2026 ANNUAL MEETING OF STOCKHOLDERS
June 4, 2026, 10:00 AM (CDT)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dane J. Neumann, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, and Melissa M. Buhrig, Executive Vice President, General Counsel and Secretary, and each or any of them, with full power of substitution and revocation, to vote as proxies for the undersigned as herein stated at the 2026 Annual Meeting of Stockholders of CVR Energy, Inc. (the "Company") to be held via live webcast at www.virtualshareholdermeeting.com/CVI2026 on Thursday, June 4, 2026 at 10:00 a.m. (CDT), and at any adjournments or postponements thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse hereof and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Important Notice Regarding the Availability of Proxy Materials.

IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF THE COMPANY.

Continued and to be signed on reverse side